Exhibit 2.1

AGREEMENT AND PLAN OF MERGER

BY AND AMONG

US BIOENERGY CORPORATION

US BIO ACQUISITION SUB, LLC

and

MILLENNIUM ETHANOL, LLC

Dated as of May 31, 2007

TABLE OF CONTENTS

ARTICLE I THE MERGER		2
1.1	The Merger	2
1.2	Effective Time; Closing	2
1.3	Effect of the Merger	2
1.4	Articles of Organization and Operating Agreement	2
1.5	Managers and Officers	2
1.6	Effect on Capital Units	3
1.7	Exchange Procedures	4
1.8	No Further Ownership Rights in Units	6
1.9	Further Action	6

ARTICLE II REPRESENTATIONS AND WARRANTIES OF THE COMPANY		6
2.1	Organization of the Company	6
2.2	Company Capital Structure	7
2.3	Obligations With Respect to Units	7
2.4	Authority; Non-Contravention; Necessary Consents	8
2.5	SEC Filings; Company Financial Statements	9
2.6	Absence of Certain Changes or Events; No Undisclosed Liabilities	10
2.7	Taxes	10
2.8	Assets; Real and Personal Property	12
2.9	Intellectual Property	14
2.10	Compliance with Laws; Permits	15
2.11	Litigation	15
2.12	Employee Benefit Plans; Employee Matters	15
2.13	Environmental Matters	16
2.14	Agreements, Contracts and Commitments	18
2.15	Information in Registration Statement and Prospectus/Proxy Statement	18
2.16	Insurance	19
2.17	Affiliate Transactions	19
2.18	Approval of Board of Managers	19
2.19	Brokers’ and Finders’ Fees	19
2.20	Opinion of Financial Advisor	20
2.21	Full Disclosure	20

ARTICLE III REPRESENTATIONS AND WARRANTIES OF PARENT AND MERGER SUB		20
3.1	Organization of Parent and Merger Sub	20
3.2	Authority; Non-Contravention; Necessary Consents	20
3.3	Parent Capital Structure	21
3.4	Information in Registration Statement and Prospectus/Proxy Statement	21
3.5	SEC Filings; Parent Financial Statements	22

ARTICLE IV CONDUCT PRIOR TO THE EFFECTIVE TIME		23
4.1	Conduct of Business by the Company	23
4.2	Acquisition Proposals	25

ARTICLE V ADDITIONAL AGREEMENTS		27
5.1	Prospectus/Proxy Statement; Registration Statement	27
5.2	Meeting of Company Members; Board of Managers Recommendation	28
5.3	Confidentiality; Access to Information	29
5.4	Public Disclosure	30
5.5	Company Affiliates; Restrictive Legend	30
5.6	Regulatory Filings; Reasonable Efforts	30
5.7	Notification of Certain Matters	31
5.8	Nasdaq Listing	32
5.9	Consents of Accountants	32
5.10	Subsequent Financial Statements	32
5.11	Conveyance Taxes	32
5.12	Indemnification	32
5.13	Employees	32
5.14	Allocation of Consideration	33

ARTICLE VI CONDITIONS TO THE MERGER		33
6.1	Conditions to the Obligations of Each Party to Effect the Merger	33
6.2	Additional Conditions to the Obligations of the Company	34
6.3	Additional Conditions to the Obligations of Parent	34

ARTICLE VII TERMINATION, AMENDMENT AND WAIVER		36
7.1	Termination	36
7.2	Notice of Termination; Effect of Termination	37
7.3	Fees and Expenses; Termination Fee	38
7.4	Amendment	39
7.5	Extension; Waiver	40

ARTICLE VIII GENERAL PROVISIONS		40
8.1	Non-Survival of Representations and Warranties	40
8.2	Notices	40
8.3	Interpretation; Certain Defined Terms	41
8.4	Counterparts	42
8.5	Entire Agreement; Third Party Beneficiaries	42
8.6	Severability	43
8.7	Other Remedies; Specific Performance	43
8.8	Governing Law	43
8.9	Rules of Construction	43
8.10	Assignment	43
8.11	No Waiver; Remedies Cumulative	44
8.12	Waiver of Jury Trial	44

INDEX OF DEFINED TERMS

Acquisition	41
Acquisition Proposal	28
affiliates	44
Agreement	1
Articles of Merger	2
Assignee	46
Cash Consideration	3
CERCLA	18
CERCLIS	19
Class A Units	3
Class B Units	3
Class C Units	3
Closing	2
Closing Date	2
Code	5
Company	1
Company Disclosure Letter	7
Company Members’ Meeting	29
Company Permits	16
Company SEC Reports	10
Company Termination Fee	41
Confidentiality Agreement	30
Construction Schedule	14
Contracts	19
Designated Employees	34
DOJ	32
Effective Time	2
End Date	38
Environmental Claim	17
Environmental Laws	17
Exchange Act	10
Exchange Agent	4
Exchange Fund	4
Financial Statements	11
FREMAR	1
FREMAR Agreement	1
FTC	32
GAAP	12
Governmental Entity	9
group	28
Hazardous Substances	17
HSR Act	10
Intellectual Property	14
knowledge	44
Legal Requirement	9
Letter of Transmittal	4
Lien	9
manager	44
Material Adverse Effect	44
Merger	2
Merger Sub	1
Nasdaq	4
Necessary Consents	10
NPL	19
Parent	1
Parent Common Stock	3
Parent Disclosure Letter	21
Parent Preferred Stock	22
Parent SEC Reports	23
Parent Termination Fee	41
Per Unit Consideration	3
person	44
Plans and Specifications	14
Plant	14
Prospectus/Proxy Statement	19
Real Property	13
Registration Statement	19
Representatives	31
Rex	1
Rex Agreement	1
SDLLCA	2
SEC	10
Securities Act	10
subsidiary	44
Superior Proposal	27
Surviving Company	2
Tax	11
Tax Return	11
Termination Fee	41
Title Policy	13
Units	3

INDEX OF EXHIBITS

Exhibit A	Conversion Ratios
Exhibit B	Construction Schedule
Exhibit C	General Contractor’s Certificate
Exhibit D	Form of Opinion of Lindquist & Vennum P.L.L.P.

AGREEMENT AND PLAN OF MERGER

THIS AGREEMENT AND PLAN OF MERGER (this “Agreement”), is entered into as of May 31, 2007 by and among US BioEnergy Corporation, a South Dakota corporation (“Parent”), US Bio Acquisition Sub, LLC, a South Dakota limited liability company and a direct, wholly-owned subsidiary of Parent (“Merger  Sub”), and Millennium Ethanol, LLC, a South Dakota limited liability company (the “Company”).

RECITALS

A.            The Board of Directors of Parent and the Board of Managers of each of Merger Sub and the Company have approved, and deem it advisable and in the best interests of its respective stockholders and members to consummate, a business combination between the Company and Parent upon the terms and subject to the conditions set forth herein.

B.            Concurrently with the execution of this Agreement, Parent and Rex Stores, Inc. and Farmers Energy Millennium, LLC, a wholly-owned subsidiary of Rex Stores, Inc. (collectively, “Rex”) are entering into an agreement (the “Rex Agreement”) relating to, among other things, those certain notes of the Company and purchase rights to acquire units of the Company held by Farmers Energy Millennium, LLC.

C.            Concurrently with the execution of this Agreement, Parent and FREMAR Farmers Cooperative, Inc. (“FREMAR”) are entering into a voting agreement (the “FREMAR Agreement”) pursuant to which, among other things, FREMAR is agreeing vote any units of the Company beneficially-owned by it in favor of the Merger.

D.            The Board of Directors of Parent and the Board of Managers of each of Merger Sub and the Company have approved this Agreement and the transactions contemplated hereby, including the Merger (as defined in Section 1.1).

E.             The Company Board of Managers has resolved to recommend to its members approval and adoption of this Agreement and approval of the Merger and the transactions contemplated hereby.

F.             Parent, as the sole member of Merger Sub, has approved and adopted this Agreement and approved the Merger.

G.            Parent, Merger Sub and the Company desire to make certain representations, warranties, covenants and agreements in connection with the Merger and also to prescribe certain conditions to the Merger.

NOW, THEREFORE, in consideration of the foregoing and the respective covenants, agreements, representations and warranties set forth herein, the parties agree as follows:

ARTICLE I

THE MERGER

1.1           The Merger.  At the Effective Time and subject to and upon the terms and conditions of this Agreement and the applicable provisions of South Dakota’s Uniform Limited Liability Company Act (the “SDLLCA”), Merger Sub shall be merged with and into the Company (the “Merger”), the separate limited liability company existence of Merger Sub shall cease and the Company shall continue as the surviving limited liability company.  The Company, as the surviving limited liability company after the Merger, is hereinafter sometimes referred to as the “Surviving Company.”  The address of the Surviving Company’s principal place of business is set forth in Section 8.2(b).

1.2           Effective Time; Closing.  Subject to the provisions of this Agreement, the parties hereto shall cause the Merger to be consummated by filing Articles of Merger with the Secretary of State of the State of South Dakota in accordance with the relevant provisions of the SDLLCA (the “Articles of Merger”) (the time of such filing with the Secretary of State of the State of South Dakota (or such later time as may be agreed in writing by the Company and Parent and specified in the Articles of Merger) being the “Effective Time”) as soon as practicable on or after the Closing Date, but in no event later than the next business day following the Closing Date.  The closing of the Merger (the “Closing”) shall take place at the offices of Lindquist & Vennum, P.L.L.P., 4200 IDS Center, 80 South 8th Street, Minneapolis, MN 55402, at a time and date to be specified by the parties, which shall be no later than the second business day after the satisfaction or waiver of the conditions set forth in Article VI (other than those conditions which by their terms are to be satisfied at the Closing, but subject to the satisfaction or waiver thereof), or at such other time, date and location as the parties hereto agree in writing (the “Closing Date”).

1.3           Effect of the Merger.  At the Effective Time, the effect of the Merger shall be as provided in this Agreement and the applicable provisions of the SDLLCA.

1.4           Articles of Organization and Operating Agreement.  At the Effective Time, the Articles of Organization of the Company shall be amended and restated in their entirety to be identical to the Articles of Organization of Merger Sub, as in effect immediately prior to the Effective Time, until thereafter amended in accordance with the SDLLCA and as provided in such Articles of Organization; provided, however, that at the Effective Time, Article 1 of the Articles of Organization of the Surviving Company shall be amended and restated in its entirety to read as follows: “The name of the limited liability company is US Bio Marion, LLC.”  At the Effective Time, the Operating Agreement of the Company shall be amended and restated in its entirety to be identical to the Operating Agreement of Merger Sub, as in effect immediately prior to the Effective Time, until thereafter amended in accordance with the SDLLCA and as provided in such Operating Agreement.

1.5           Managers and Officers.  The initial managers of the Surviving Company shall be the managers of Merger Sub immediately prior to the Effective Time, until their respective successors are duly elected or appointed and qualified. The initial officers of the Surviving

Company shall be the officers of Merger Sub immediately prior to the Effective Time, until their respective successors are duly appointed.

1.6           Effect on Capital Units.  Subject to the terms and conditions of this Agreement, at the Effective Time, by virtue of the Merger and without any action on the part of Parent, Merger Sub, the Company or the holders of units of the Company, the following shall occur:

(a)           Company Units.

(i)    Each of the Company’s Class A units (“Class A Units”), Class B units (“Class B Units”) and Class C units (“Class C Units” and, together with the Class A Units and Class B Units, “Units”) issued and outstanding immediately prior to the Effective Time, other than any Units to be canceled pursuant to Section 1.6(b), will be canceled and extinguished and automatically converted (subject to Section 1.6(d)) into the right to receive, respectively, the Class A Per Unit Consideration, the Class B Per Unit Consideration or the Class C Per Unit Consideration (together with the Class A Per Unit Consideration and the Class B Per Unit Consideration, the “Per Unit Consideration”) upon surrender of the certificate representing such Unit in the manner provided in Section 1.7.

(ii)   The applicable Per Unit Consideration to be paid in exchange for each Unit as provided in Section 1.6(a)(i) shall include shares of common stock of Parent, par value $0.01 per share (“Parent Common Stock”) and/or cash (“Cash Consideration”) as provided on Exhibit A hereto.

(b)           Cancellation of Treasury and Parent Owned Units.  Each Unit held by the Company or Parent or any direct or indirect wholly-owned subsidiary of the Company or of Parent immediately prior to the Effective Time shall be canceled and extinguished without any conversion thereof.

(c)           Capital Stock of Merger Sub.  Each unit of Merger Sub issued and outstanding immediately prior to the Effective Time shall be converted into one validly issued, fully paid and nonassessable unit of the Surviving Company.

(d)           Fractional Shares.  No fraction of a share of Parent Common Stock will be issued by virtue of the Merger, but in lieu thereof each holder of Units who would otherwise be entitled to a fraction of a share of Parent Common Stock (after aggregating all fractional shares of Parent Common Stock that otherwise would be received by such holder) shall, upon surrender of such holder’s Units in accordance with Section 1.7(c), receive from Parent an amount of cash (rounded to the nearest whole cent), without interest, less the amount of any withholding taxes as contemplated by Section 1.7(f), which are required to be withheld with respect thereto, equal to the product of: (i) such fraction, multiplied by (ii) the average closing price of one share of Parent Common Stock for the ten (10) most recent trading days that Parent Common Stock has traded ending on the trading day one day prior to the Effective Time, as reported on The Nasdaq Stock Market, Inc. (“Nasdaq”).

(e)           Adjustments to Per Unit Consideration.  The applicable Per Unit Consideration shall be adjusted to reflect fully the appropriate effect of any stock split, reverse stock split, stock dividend (including any dividend or distribution of securities convertible into Parent Common Stock), reorganization, recapitalization, reclassification or other like change with respect to Parent Common Stock having a record date on or after the date hereof and prior to the Effective Time.

1.7           Exchange Procedures.

(a)           Exchange Agent.  Parent hereby designates Wells Fargo or such other party as Parent and the Company shall mutually agree upon to act as the exchange agent (the “Exchange Agent”) in the Merger.

(b)           Parent to Provide Cash and/or Common Stock.  Prior to the Effective Time (and in any event not less than two (2) days prior to the Closing), Parent shall enter into an agreement with the Exchange Agent, reasonably satisfactory to the Company, which shall provide that Parent shall make available to the Exchange Agent for exchange in accordance with this Article I, the shares of Parent Common Stock issuable and/or cash payable in exchange for outstanding Units pursuant to Section 1.6(a).  In addition, Parent shall make available as necessary from time to time after the Effective Time as needed, cash in an amount sufficient for payment in lieu of fractional shares pursuant to Section 1.6(d) and any dividends or distributions which holders of Units may be entitled pursuant to Section 1.7(d).  Any cash and/or Parent Common Stock deposited with the Exchange Agent shall hereinafter be referred to as the “Exchange Fund.”

(c)           Exchange Procedures.  Promptly after the Effective Time but in any event within two (2) business days, Parent shall cause the Exchange Agent to mail to each holder of record (as of the Effective Time) of a Unit or Units that were converted into the right to receive the applicable Per Unit Consideration pursuant to Section 1.6(a), cash in lieu of any fractional shares pursuant to Section 1.6(d) and any dividends or other distributions pursuant to Section 1.7(d): (i) a letter of transmittal (which shall specify that surrender of Units shall be effected only upon delivery of the letter of transmittal to the Exchange Agent and shall be in such form and have such other provisions as Parent may reasonably specify) (the “Letter of Transmittal”) and (ii) instructions for use in effecting the surrender of the Units in exchange for (1) the applicable Per Unit Consideration, (2) cash in lieu of any fractional shares pursuant to Section 1.6(d) and (3) any dividends or other distributions pursuant to Section 1.7(d).  Upon delivery of such Letter of Transmittal to the Exchange Agent or to such other agent or agents as may be appointed by Parent, duly completed and validly executed in accordance with the instructions thereto and such other documents as may reasonably be required by the Exchange Agent, the holder of such Units surrendered by such Letter of Transmittal shall be entitled to receive in exchange for each such Unit the applicable Per Unit Consideration (after taking into account all Units surrendered by such holder) to which such holder is entitled pursuant to Section 1.6(a), payment in lieu of fractional shares which such holder has the right to receive pursuant to Section 1.6(d) and any dividends or distributions payable pursuant to Section 1.7(d), and the Units so surrendered shall forthwith be canceled. Any shares of Parent Common Stock issued in exchange for Units shall be in uncertificated book entry form unless a physical certificate is requested or is otherwise required by applicable law or regulation.  Until so surrendered, each Unit will be deemed from and after the Effective Time, for all corporate purposes, to evidence the ownership of the applicable Per Unit Consideration (which shall include Cash Consideration and/or the number of full shares of Parent Common Stock into which such Units shall have been so converted) and the right to receive an amount in cash in lieu of the issuance of any fractional shares in accordance with Section 1.6(d) and any dividends or distributions payable pursuant to Section 1.7(d).

(d)           Distributions With Respect to Unexchanged Units.  No dividends or other distributions declared with a record date after the Effective Time with respect to shares of Parent Common Stock with a record date after the Effective Time will be paid to the holder of any Unit with respect to the shares of Parent Common Stock represented thereby until the holder of record of such Unit shall surrender such Unit pursuant to Section 1.7(c).  Subject to applicable law, following surrender of any such Unit, there shall be paid to the record holder of the Units evidencing full shares of Parent Common Stock that may be issued in exchange therefore pursuant to Section 1.6(a), without interest, at the time of such surrender, the amount of dividends or other distributions with a record date after the Effective Time theretofore paid with respect to such full shares of Parent Common Stock.

(e)           Transfers of Ownership.  If shares of Parent Common Stock are to be issued in the name of, and/or Cash Consideration paid to, a person other than the person in whose name the Units surrendered in exchange therefor are registered, it will be a condition of the issuance thereof that (i) the appropriate transfer forms be presented for transferring Units, (ii) such transfer complies with applicable Legal Requirements, the Operating Agreement and the procedures established by the Company for transferring Units as in effect on the date hereof and (iii) the persons requesting such exchange will have paid to Parent or any agent designated by it any transfer or other Taxes required by reason of the issuance of shares of Parent Common Stock in the name of, or payment of Cash Consideration to, any person other than the registered holder of the Units surrendered, or established to the satisfaction of Parent or any agent designated by it that such Tax has been paid or is not payable.

(f)            Required Withholding.  Each of the Exchange Agent and the Surviving Company shall be entitled to deduct and withhold from any consideration payable or otherwise deliverable pursuant to this Agreement to any holder or former holder of Units such amounts as are required to be deducted or withheld therefrom under the Internal Revenue Code of 1986, as amended (the “Code”) or under any provision of state, local or foreign Tax law or under any other applicable Legal Requirement.  To the extent such amounts are so deducted or withheld, the amount of such consideration shall be treated for all purposes under this Agreement as having been paid to the person to whom such consideration would otherwise have been paid.

(g)           No Liability.  Notwithstanding anything to the contrary in this Section 1.7, none of the Exchange Agent, the Surviving Company or any party hereto shall be liable to a holder of Units for any amount properly paid to a public official pursuant to any applicable abandoned property, escheat or similar law.

(h)           Investment of Exchange Fund.  The Exchange Agent shall invest any cash included in the Exchange Fund as directed by Parent on a daily basis; provided that no such investment or loss thereon shall affect the amounts payable to Company members pursuant to this Article I.  Any interest and other income resulting from such investment shall become a part of the Exchange Fund, and any amounts in excess of the amounts payable to Company members pursuant to this Article I shall promptly be paid to Parent.

(i)            Termination of Exchange Fund.  Any portion of the Exchange Fund which remains undistributed to the holders of Units twelve (12) months after the Effective Time shall, at the request of the Surviving Company, be delivered to the Parent, and any holders of the Units who have not surrendered such Units in compliance with this Section 1.7 shall after such delivery to the Parent look only to the Parent for the applicable Per Unit Consideration pursuant to Section 1.6(a), cash in lieu of any fractional shares pursuant to Section 1.6(d) and any dividends or other distributions pursuant to Section 1.7(d) with respect to the Units. Any such portion of the Exchange Fund remaining unclaimed by holders of Units immediately prior to such time as such amounts would otherwise escheat to or become property of any Governmental Entity shall, to the extent permitted by law, become the property of Parent free and clear of any claim or interest of any person previously entitled thereto.

1.8           No Further Ownership Rights in Units.  All shares of Parent Common Stock issued and/or Cash Consideration paid upon the surrender for exchange of Units in accordance with the terms hereof (including any cash paid in respect thereof pursuant to Section 1.6(d)) shall be deemed to have been issued and/or paid in full satisfaction of all rights pertaining to such Units, and there shall be no further registration of transfers on the records of the Surviving Company of Units which were outstanding immediately prior to the Effective Time.

1.9           Further Action.  At and after the Effective Time, the officers and directors of Parent and the officers and managers of the Surviving Company will be authorized to execute and deliver, in the name and on behalf of the Company and Merger Sub, any deeds, bills of sale, assignments or assurances and to take and do, in the name and on behalf of the Company and Merger Sub, any other actions and things to vest, perfect or confirm of record or otherwise in the Surviving Company any and all right, title and interest in, to and under any of the rights, properties or assets acquired or to be acquired by the Surviving Company as a result of, or in connection with, the Merger.

ARTICLE II

REPRESENTATIONS AND WARRANTIES OF THE COMPANY

The Company represents and warrants to Parent and Merger Sub, subject to the exceptions specifically disclosed in writing in the disclosure letter delivered by the Company to Parent dated as of the date hereof (the “Company Disclosure Letter”), as set forth below.  Each exception set forth in the Company Disclosure Letter is identified by reference to, or has been grouped under a heading referring to, a specific individual section of this Agreement and relates only to such section.

2.1           Organization of the Company.

(a)           The Company (i) is a limited liability company or other legal entity duly organized, validly existing and in good standing under the laws of the jurisdiction in which it is organized; (ii) has the requisite power and authority to own, lease and operate its assets and property and to carry on its business as now being conducted or as anticipated to be conducted; and (iii) is duly qualified or licensed to do business in each jurisdiction where the character of the properties owned, leased or operated by it or the nature of its activities makes such qualification or licensing necessary.

(b)           The Company does not own, directly or indirectly, any capital stock or other equity securities of any Person or have any direct or indirect ownership interest in any business.

(c)           The Company has delivered or made available to Parent a true and correct copy of the Certificate of Organization, Articles of Organization, Operating Agreement of the Company and the Certificate of Designations for the Class C Units, each as amended to date, and each such instrument, as amended, is in full force and effect.  The Company is not in violation of any of the provisions of its Articles of Organization and Operating Agreement or equivalent governing instruments.

2.2           Company Capital Structure. The authorized units of the Company consist of  Class A Units, Class B Units and up to 21,176,470 Class C Units.  At the close of business on May 30, 2007, 40,250,000 Class A Units, 1,000,000 Class B Units and zero Class C Units were issued and outstanding.  All outstanding Units are duly authorized, validly issued, fully paid and nonassessable and are not subject to preemptive rights created by statute, the Certificate of Organization, Articles of Organization and Operating Agreement of the Company or any agreement or document to which the Company is a party or by which it or its assets is bound.  As of the date of this Agreement, the Company had reserved an aggregate of 1,000,000 Class A Units for issuance pursuant to the conversion of Class B Units and an aggregate of 21,176,470 Class A Units for issuance pursuant to the conversion of Class C Units. All Class A Units subject to issuance as aforesaid, upon issuance on the terms and conditions specified in the instruments pursuant to which they are issuable, will be duly authorized, validly issued, fully paid and nonassessable and not subject to preemptive rights.  In addition to the foregoing Units, Farmers Energy Millennium, LLC (as assignee of Rex Radio and Television, Inc.) has purchase rights to acquire up to 21,176,470 Class C Units (the “Class C Purchase Rights”) pursuant to the terms of  that certain Note Purchase and Purchase Rights Agreement, dated as of March 17, 2006 and as amended on the date hereof (the “Note Agreement”).  As of the date of this Agreement, the Company had reserved an aggregate of 21,176,470 Class C Units for issuance in connection with such purchase rights.  All Class C Units subject to issuance as aforesaid, upon issuance on the terms and conditions specified in the instruments pursuant to which they are issuable, will be duly authorized, validly issued, fully paid and nonassessable and not subject to preemptive rights.  No Units are certificated.

2.3           Obligations With Respect to Units.  Except as otherwise set forth in Section 2.2, there are no equity securities or other similar interests in the Company or any securities or interests exchangeable or convertible into or exercisable for such equity securities or other interests issued, reserved for issuance or outstanding.  There are no subscriptions, options, warrants, securities, calls, rights (including preemptive rights), commitments or agreements of any character to which the Company is a party or by which it is bound obligating the Company to issue, deliver or sell, or cause to be issued, delivered or sold, or repurchase, redeem or otherwise acquire, or cause the repurchase, redemption or acquisition of, any shares of ownership interests of the Company or obligating the Company to grant, extend, accelerate the vesting of or enter into any such subscription, option, warrant, equity security, call, right, commitment or agreement.  There are no registration rights and there is no voting trust, proxy, rights plan, antitakeover plan or other agreement or understanding to which the Company is a party or by which it is bound with respect to any equity or similar interest in the Company.  There are no bonds, debentures, notes or other indebtedness having the right to vote on any matters on which members of the Company may vote (or, other than the Rex Notes, convertible into or exchangeable for, securities having such rights) of the Company issued and outstanding.  There are no outstanding contractual commitments of the Company which obligate the Company to make any investment (in the form of a loan, capital contribution or otherwise) in any other person.  There are no outstanding or authorized stock appreciation, phantom stock, profit participation or other similar rights with respect to the Company.  None of the outstanding Units have been issued in violation of any federal or state securities laws.

2.4           Authority; Non-Contravention; Necessary Consents.

(a)           The Company has all requisite power and authority to enter into this Agreement and to consummate the Merger and the transactions contemplated hereby.  The execution and delivery of this Agreement and the consummation of the Merger and the transactions contemplated hereby have been duly authorized by all necessary limited liability company action on the part of the Company, subject only to the approval and adoption of this Agreement and the approval of the Merger by the Company’s members and the filing of the Articles of Merger pursuant to the SDLLCA.  The affirmative vote of the members of the Company that are holders of a majority of the outstanding Class A Units and Class C Units voting together as a single class and a majority of the outstanding Class B Units voting as a separate class, in each case, to approve and adopt this Agreement and approve the Merger are the only votes of the holder of any class or series of units of the Company necessary to approve and adopt this Agreement and approve the Merger and consummate the Merger and the transactions contemplated hereby.  This Agreement has been duly executed and delivered by the Company and, assuming the due execution and delivery by Parent and Merger Sub, constitutes the valid and binding obligation of the Company, enforceable against the Company in accordance with its terms, except (i) as limited by applicable bankruptcy, insolvency, reorganization, moratorium and other laws of general application affecting enforcement of creditors’ rights generally, and (ii) general principles of equity.

(b)           The execution and delivery of this Agreement by the Company does not, and the performance of this Agreement by the Company and the consummation of the Merger and the transactions contemplated hereby will not, (i) conflict with or violate the Company’s Certificate of Organization, Articles of Organization or Operating Agreement, (ii) subject to obtaining the approval and adoption of this Agreement and the approval of the Merger by the Company’s members as contemplated in Section 5.2 and compliance with the requirements set forth in Section 2.4(d) below, conflict with or violate any federal, state, local, municipal, foreign or other law, statute, constitution, principle of common law, resolution, ordinance, guidance, code, order, judgment, edict, decree, rule, regulation, ruling or requirement issued, enacted, adopted, promulgated, implemented or otherwise put into effect by or under the authority of any Governmental Entity (“Legal Requirement”) applicable to the Company or by which the Company or any of its properties is bound or affected, or (iii) result in any breach of or constitute a default (or an event that with notice or lapse of time or both would become a default) under, or impair the Company’s rights or alter the rights or obligations of any third party under, or give to others any rights of termination, amendment, acceleration or cancellation of, or result in the creation of any lien, charge, security interest, option, claim, mortgage, title defect or objection, lease, chattel mortgage, conditional sales contract, collateral security arrangement or other title or interest retention arrangement, pledge, restriction on transfer or other encumbrance or restriction of any nature whatsoever (each, a “Lien”) on any of the properties or assets of the Company pursuant to any note, bond, mortgage, indenture, contract, agreement, lease, license, permit, franchise, concession, or other instrument or obligation to which the Company is a party or by which the Company or any of its assets is bound or affected.

(c)           Section 2.4(c) of the Company Disclosure Letter lists all consents, waivers and approvals under any of the Company’s agreements, contracts, arrangements, licenses or leases required to be obtained in connection with the consummation of the Merger.

(d)           No consent, approval, order or authorization of, or registration, declaration or filing with any supranational, national, state, municipal, local or foreign government, any instrumentality, subdivision, court, administrative agency or commission or other governmental authority or instrumentality, any arbitral body or any quasi-governmental or private body exercising any regulatory, taxing, importing or other governmental or quasi-governmental authority (a “Governmental Entity”) is required to be obtained or made by the Company in connection with the execution and delivery of this Agreement or the consummation of the Merger and the transactions contemplated hereby, except for:  (i) the filing of the Articles of Merger with the Secretary of State of the State of South Dakota and appropriate documents with the relevant authorities of other states in which the Company and/or Merger Sub is qualified to do business, (ii) the filing of the Prospectus/Proxy Statement with the SEC in accordance with the Securities Exchange Act of 1934, as amended (the “Exchange Act”), and the filing and effectiveness of the Registration Statement, (iii) such consents, approvals, orders, authorizations, registrations, declarations and filings as may be required under applicable federal, foreign and state securities (or related) laws and the Hart-Scott-Rodino Antitrust Improvements Act of 1976, as amended (the “HSR Act”), (iv) the consents listed on Section 2.4(d) of the Company Disclosure Letter, and (v) such consents, approvals, orders, authorizations, registrations, declarations and filings as may be required under applicable state securities or “blue sky” laws and the securities laws of any foreign country. The consents, approvals, orders, authorizations, registrations, declarations and filings set forth in (i) through (v) are referred to herein as the “Necessary Consents.”  No state takeover statute or similar statute is applicable to the Merger and the transactions contemplated hereby.  There are no statutory or contractual “dissenters” or “appraisal” rights available to holders of Units in connection with the transactions contemplated by this Agreement.

2.5           SEC Filings; Company Financial Statements.

(a)           The Company has filed with the Securities and Exchange Commission (the “SEC”) all forms, reports, schedules, statements, exhibits and other documents required to be filed under the Exchange Act or the Securities Act of 1933, as amended (the “Securities Act”) (collectively, the “Company SEC Reports”). As of its filing date or, if amended, as of the date of the last such amendment, each Company SEC Report fully complied with the applicable requirements of the Exchange Act and the Securities Act, as the case may be, and the applicable rules and regulations of the SEC thereunder.  As of its filing date or, if amended, as of the date of the last such amendment, each Company SEC Report filed pursuant to the Exchange Act did not contain any untrue statement of a material fact or omit to state any material fact necessary in order to make the statements made therein, in light of the circumstances under which they were made, not misleading.  All of the audited consolidated financial statements and unaudited interim financial statements included in the Company SEC Reports (i) have been prepared from, are in accordance with and accurately reflect the books and records of the Company, (ii) fully comply with the applicable accounting requirements and with the published rules and regulations of the SEC with respect thereto, (iii) were prepared in accordance with GAAP applied on a consistent basis during the periods involved (except as may be indicated in the notes thereto and except, in the case of the unaudited interim statements, as may be permitted under Form 10-Q of the Exchange Act) and (iv) fairly present in all material respects the consolidated financial position and the consolidated results of operations and cash flows (subject, in the case of unaudited interim financial statements, to normal year-end adjustments, none of which are material) of the Company as of the times and for the periods referred to therein.

(b)           The Company has delivered to Parent true and complete copies of (i) the audited balance sheet of the Company as of December 31, 2006 and the related audited statements of operations, changes in members’ equity and cash flows for the fiscal year ended December 31, 2006 (including the related notes and independent auditors report thereon) and (ii) the unaudited balance sheet of the Company as of March 31, 2007 and the related statements of operations, changes in members’ equity and cash flows for the three months ended March 31, 2007 (collectively, the “Financial Statements”).  The Financial Statements (i) have been prepared from, are in accordance with and accurately reflect the books and records of the Company, (ii) were prepared in accordance with GAAP applied on a consistent basis during the periods involved (except as may be indicated in the notes thereto) and (iii) fairly present the financial position and the results of operations and cash flows (subject, in the case of unaudited interim financial statements, to normal year-end adjustments, none of which are material) of the Company as of the times and for the periods referred to therein.

2.6           Absence of Certain Changes or Events; No Undisclosed Liabilities.

(a)           Except as set forth in Section 2.6(a) of the Company Disclosure Letter, since December 31, 2006, (i) the Company has conducted its  business only in the ordinary course of business consistent with past practice, (ii) the Company has not suffered any Material Adverse Effect or become aware of any change, event, effect or circumstance that may, individually or in the aggregate, cause the Company to suffer any Material Adverse Effect in the foreseeable future, and (iii) the Company has not taken any action, which if taken after the date hereof, would violate the provisions of Section 4.1.

(b)           Except for liabilities and obligations (i) stated or reserved against in the Financial Statements, (ii) incurred since December 31, 2006 in the ordinary course of business consistent with past practice or (iii) disclosed in Section 2.6(b) of the Company Disclosure Letter, the Company has no liabilities or obligations of any nature, whether or not known, unknown, accrued, contingent, absolute or otherwise.

2.7           Taxes.

(a)           The Company has at all times since its formation been classified for U.S. Federal and state Tax purposes as a partnership and not as an association taxable as a corporation; neither the Internal Revenue Service nor any applicable state Governmental Entity has challenged the status of the Company as a partnership for U.S. Federal or state income Tax purposes (and it has at all times taken the position on all of its Tax Returns that it is treated as a “partnership” for U.S. Federal and state income tax purposes); for purposes of this Agreement, “Taxes” or “Tax” shall mean any federal, state, county, local or foreign taxes, charges, fees, levies, other assessments, or similar governmental charges, including, without limitation, all net income, gross income, sales and use, ad valorem, transfer, gains, profits, rental, service, service use, excise, franchise, real and personal property, gross receipt, capital stock, share, production, business and occupation, disability, employment, payroll, license, estimated, stamp, custom duties, severance or withholding taxes or charges imposed by any Governmental Entity, and includes any interest and penalties (civil or criminal) on or additions to any such Taxes, and “Tax Return” shall mean any return, report, form, declaration, statement or other information, whether submitted or sent in writing or electronically, relating to Taxes, including, but not limited to, income tax returns, employee wage and withholding statements and statements to partners and independent contractors.

(b)           The Company is not and at no time since its formation has it been, a “publicly traded partnership” within the meaning of Section 7704 of the Code.

(c)           The Company has timely filed (including all proper extensions) all Tax Returns required to be filed under applicable law and all such Tax Returns are true, correct and complete; the Company has paid all Taxes required to be paid by it, other than any Taxes set forth in Section 2.7(c) of the Company Disclosure Letter.

(d)           The Company has not received any written notice of audit or investigation that is currently pending, and the Company is not currently under any audit or investigation relating to Taxes that has not been resolved as of the date hereof.

(e)           No deficiencies for any Taxes have been proposed, asserted or assessed against the Company, and there is no outstanding waiver of the statute of limitations with respect to any Taxes or Tax Returns of the Company.

(f)            To the extent necessary, the Company has established on its books and records reserves adequate to pay all Taxes not yet due and reserves for deferred income Taxes in accordance with generally accepted accounting principals consistently applied (“GAAP”).

(g)           There are no liens for Taxes upon the Company or any property or assets of the Company, except liens for Taxes not yet due.

(h)           The Company has complied with the provisions of the Code relating to the withholding of Taxes, as well as similar provisions under any other laws, and has withheld and paid over to the proper Governmental Entities all amounts required within the time and in the manner prescribed by law.

(i)            The Company is not a party to, bound by, or has any obligation under, any Tax sharing agreement, Tax indemnification agreement or similar contract or arrangement,

whether written or unwritten, or any potential liability or obligation to any person as a result of, or pursuant to, any such agreement, contract or arrangement.

(j)            The Company does not have any liability for Taxes of any Person other than itself, including indemnification for Taxes.

(k)           No Governmental Entity has ever claimed that the Company is required to file any Tax Return in a jurisdiction in which it does not pay Taxes or file Tax Returns.

(l)            The Company has not ever engaged in a trade or business, or owned or operated any property located, outside the United States.

(m)          The Company has not engaged in any transaction that gives rise to (i) a registration obligation with respect to any person under Section 6111 of the Code or Treasury Regulations thereunder, (ii) a list maintenance obligation with respect to any Person under Section 6112 of the Code or Treasury Regulations thereunder, or (iii) a disclosure obligation as a “reportable transaction” under the Code and Treasury Regulations thereunder.

(n)           The Company is not and has not been a United States real property holding company within the meaning of Section 897(c)(2) of the Code.

2.8           Assets; Real and Personal Property.

(a)           Except as disclosed in Section 2.8(a) of the Company Disclosure Letter, the Company has good and marketable title to, or in the case of leased personal property and assets, valid leasehold interests in, all of its personal property and assets, free and clear of all Liens.

(b)           Section 2.8(b) of the Company Disclosure Letter sets forth a legal description of the parcel of real property owned by the Company and located in Turner County, South Dakota (the “Real Property”).  Except for the Real Property, the Company does not own or lease any real property.

(c)           The Company owns fee simple title to the Real Property, free and clear of any Liens, except for (i) matters identified on Section 2.8(c) of the Company Disclosure Letter, (ii) Liens for Taxes that are not yet due and payable, or, if due, are not delinquent or are being contested in good faith by appropriate proceedings during which collection or enforcement is stayed and provided that adequate reserves (based on good faith estimates of management) have been set aside for the payment thereof; (iii) mechanic’s, materialman’s, carrier’s, worker’s, repairer’s, warehouseman’s and other similar Liens arising or incurred in connection with the construction of the Plant with respect to amounts that are not yet due and payable or, if due, are not delinquent; and (iv) easements, rights-of-way, restrictions and other similar non-monetary encumbrances which do not and would not reasonably be expected to, individually or collectively, materially interfere with the operation of the Plant on the Real Property or adversely affect the value or marketability of the Real Property.

(d)           The Company has provided to Parent a correct and complete copy of deed pursuant to which title to the Real Property was vested in the Company and the title insurance policy insuring such title (the “Title Policy”).  No claim has been made under the Title Policy.

(e)           The Company is not a party to any lease, assignment or similar arrangement under which the Company is a lessor, sublessor, assignor or otherwise makes available for use by any third party any portion of the Real Property.  There are no option agreements or rights of first refusal or any other rights in favor of any party to purchase or otherwise acquire the Real Property or any portion thereof.

(f)            The obligations of the Company with regard to all applicable covenants, easements and restrictions encumbering the Real Property have been and are being performed in a proper and timely manner by the Company.  The Company is not currently in default under any agreement, order, judgment or decree relating to the Real Property, and no conditions or circumstances exist which, with the giving of notice or passage of time, would constitute a default or breach with respect to the foregoing.

(g)           The Real Property consists of a separate tax lot or lots independent of any other lands or improvements.  The Company has not received notice of or become aware of any proposed special assessment which would affect the Real Property nor any notice of increased taxes or assessments relating to the Real Property.

(h)           Except as disclosed in Section 2.8(h) of the Company Disclosure Letter, the Company has not received notice of, nor does the Company have knowledge of, any proceedings, claims or disputes, whether pending or threatened, affecting the Real Property (including, without limitation, any condemnation or rezoning proceedings).  The Real Property complies with all subdivision and platting requirements, if any.

(i)            The Real Property is zoned so as to permit the construction and operation of the Plant, and the construction and operation of the Plant are not dependent on a nonconforming use or other waiver from a Governmental Entity, the absence of which would limit the construction or operation of the Plant.

(j)            There is free and uninterrupted ingress and egress to the Real Property from a public street, road or highway (which ingress and egress may in some cases be via recorded, irrevocable rights-of-way or easements) suitable for the construction and operation of the Plant.  All utility services necessary for the construction and operation of the Plant are or will be available in appropriate and sufficient quantity and quality at the boundaries of the Real Property either in the public rights-of-way abutting the Real Property (which are connected so as to serve the Real Property without passing over other real property) or in recorded easements serving the Real Property, and the Company has obtained all necessary permits and licenses necessary for unrestricted access to and use of such services.

(k)           Construction of the 100 million gallon per year dry mill ethanol plant (the “Plant”) has commenced, and the Plant is currently scheduled to become operational in February of 2008.  The Company has provided to Parent true and complete copies of all agreements with Fagen, Inc. with respect to the construction of the Plant.  Attached as Exhibit B hereto is a true and correct copy of the Fagen, Inc. Design Build Agreement detailing the schedule, broken down by trade, of the estimated dates of commencement and completion of the construction of the Plant (the “Construction Schedule”).  The Company has provided to Parent a true and complete set of the currently existing plans and specifications with respect to the construction of the Plant (the “Plans and Specifications”), and such Plans and Specifications comply with all applicable Legal Requirements and the terms of all Company Permits and have been approved by each Governmental Entity as is required for construction of the Plant.

2.9           Intellectual Property.

(a)           As used herein, the term “Intellectual Property” means all intellectual property and industrial property rights of any kind or nature, including all U.S. and foreign: (i) trademarks, service marks, trade names, trade dress, Internet domain names, designs, logos, slogans and general intangibles of like nature, together with goodwill, registrations and applications for any of the foregoing; (ii) issued patents, pending patent applications and patent disclosures and any divisions, continuations, continuations-in-part, reissues, re-examinations, substitutions and extensions thereof, and any U.S. or foreign counterparts claiming priority therefrom; (iii) copyrights, copyrightable subject matter and mask works, including registrations and applications for any of the foregoing; (iv) computer programs, including any and all software implementations of algorithms, models and methodologies whether in source code or object code form, databases and compilations, including any and all data and collections of data, all documentation, including user manuals and training materials, related to any of the foregoing and the content and information contained on any Internet web site; (v) trade secrets, confidential information, technology, know-how, research and development, data, drawings, plans, specifications, designs, inventions, proprietary processes, formulae, algorithms, models and methodologies; (vi) any licenses to use any of the foregoing; (vii) all rights in the foregoing and in other similar intangible assets; and (viii) all rights and remedies against past, present and future infringement, misappropriation or other violation thereof.

(b)           Except as set forth in Section 2.9 of the Company Disclosure Letter:

(i)    The Company owns, or has a valid right to use, free and clear of all Liens, all Intellectual Property used or held for use in, or necessary to conduct, the business of the Company as presently conducted or as anticipated to be conducted.

(ii)   The conduct of the business of the Company (including the products and services of the Company) as presently conducted or as anticipated to be conducted does not infringe, misappropriate, or otherwise violate any Person’s Intellectual Property rights, and there has been no such claim asserted or threatened in the past three (3) years against the Company or, to the knowledge of the Company, any other Person.

(iii)  To the knowledge of the Company, there is no valid basis for a claim of infringement, misappropriation, or other violation of Intellectual Property rights against the Company.

(iv)  There are no pending or threatened challenges to the validity of the Intellectual Property owned, or to the knowledge of the Company, used or anticipated to be used, by the Company in the conduct of the business of the Company as presently conducted or as anticipated to be conducted.

(v)   To the knowledge of the Company, no Person is infringing, misappropriating, or otherwise violating any Intellectual Property owned, used, or held for use by the Company, and no such claims have been asserted or threatened against any Person by the Company or, to the knowledge of the Company, any other Person, in the past three (3) years.

2.10         Compliance with Laws; Permits.

(a)           The Company is not in violation of, or in conflict with, or in default of  any Legal Requirements applicable to the Company, any of its assets or properties or the construction of the Plant or by which the Company, any of its assets or properties or the construction of the Plant is bound or affected. No investigation or review by any Governmental Entity is pending or, to the knowledge of the Company, has been threatened against the Company, any of its assets or properties or the construction of the Plant, nor, to the knowledge of the Company, has any Governmental Entity indicated an intention to conduct an investigation of the Company, any of its assets or properties or the construction of the Plant. There is no, judgment, injunction, order or decree binding upon the Company, any of its assets or properties or otherwise affecting or relating to the construction of the Plant.

(b)           Except as set forth in Section 2.10(b) of the Company Disclosure Letter, the Company holds all permits, licenses, authorizations, variances, exemptions, orders, consents, certificates, registrations and approvals from Governmental Entities required for the construction of the Plant and the operation of the business of the Company as currently conducted and as anticipated to be conducted (collectively, the “Company Permits”). The Company is in compliance with the terms of the Company Permits.  The Company Permits are in full force and effect and, to the knowledge of the Company, no suspension, revocation or cancellation thereof has been threatened.

2.11         Litigation. There are no claims, suits, actions, charges, inquiries, proceedings or investigations by or before any Governmental Entity pending or, to the knowledge of the Company, threatened against, relating to or affecting the Company, any of its properties or assets or the construction of the Plant, and the Company does not know or have any reason to know of any valid basis for any such suit, claim, action, proceeding or investigation.

2.12         Employee Benefit Plans; Employee Matters.  Neither the Company nor any trade or business, whether or not incorporated (an “ERISA Affiliate”), that together with the Company would be deemed a “single employer” within the meaning of section 4001(b) of the Employee Retirement Income Security Act of 1974, as amended (“ERISA”), is a party to, sponsors, maintains, contributes to, is required to contribute to or otherwise has any liability with respect to any deferred compensation, bonus or other incentive compensation, stock purchase, stock option or other equity compensation plan, program, agreement or arrangement, severance or termination pay, medical, surgical, hospitalization, life insurance or other “welfare” plan, fund or program (within the meaning of section 3(1) of ERISA), or profit-sharing, stock bonus or other “pension” plan, fund or program (within the meaning of section 3(2) of ERISA), or employment, termination or severance agreement or other employee benefit plan, fund, program, agreement or arrangement (each, a “Benefit Plan”). The Company does not have any employees or independent contractors, nor does the Company have any liability, actual or contingent, with respect to any Benefit Plan sponsored by another entity.

2.13         Environmental Matters.

(a)           The following terms shall have the following meanings for the purposes of this Agreement:

(i)    “Environmental Laws” shall mean all federal, interstate, state and local laws, regulations, rules and ordinances relating to pollution or protection of the environment or human health and safety, including laws, regulations, rules and ordinances relating to emissions, discharges, releases or threatened releases of Hazardous Substances into the environment or otherwise relating to the manufacture, processing, distribution, use, treatment, storage, release, transport or handling of Hazardous Substances; all laws and regulations with regard to record-keeping, notification, disclosure and reporting requirements respecting Hazardous Substances; all laws relating to endangered or threatened species of fish, wildlife and plants and the management or use of natural resources; and common law to the extent it relates to or applies to exposure to or impact of Hazardous Substances on persons or property.

(ii)   “Environmental Claim” shall mean any claim, action, cause of action, investigation or notice (written or oral) by any person or entity alleging potential liability (including potential liability for investigatory costs, cleanup costs, governmental response costs, natural resource damages, property damages, personal injuries or penalties) arising out of, based on or resulting from (a) the presence, or release into the environment, of any Hazardous Substance at any location, whether or not owned or operated by the Company or (b) circumstances forming the basis of any violation, or alleged violation, of any Environmental Law.

(iii)  “Hazardous Substances” means all substances defined as Hazardous Substances, Oils, Pollutants or Contaminants in the National Oil and Hazardous Substances Pollution Contingency Plan, 40 C.F.R. § 300.5, toxic mold, or defined as such by, or regulated as such under, any Environmental Law.

(b)           Except as set forth in Section 2.13 of the Company Disclosure Letter:

(i)    The Company is and has been in full compliance with all applicable Environmental Laws, which compliance includes, but is not limited to, the possession by the Company of all permits and governmental authorizations required under applicable Environmental Laws, and compliance with the terms and conditions thereof.  The Company has not received any communication (written or oral), whether from a governmental authority, citizens group, employee or otherwise, that alleges that the Company is not in such full compliance, and, to the knowledge of the Company, there are no circumstances that may prevent or interfere with such full compliance, or with securing any permits that may be needed, in the future.  All permits and other governmental authorizations currently held by the Company pursuant to the Environmental Laws are identified in Section 2.13(b)(i) of the Company Disclosure Letter.  The Company has delivered to Parent all reports, assessments, investigations, studies, analytical results, audits, tests, sampling results and monitoring data relating to (1) the discharge, release or threatened release of Hazardous Substances by the Company or affecting the Real Property or any former properties of the Company, (2) relating to any Environmental Claim against the Company; or (3) otherwise relating to the Company’s liability under or compliance with Environmental Laws, in each case, that are in the Company’s possession or control.

(ii)   There is no Environmental Claim pending or threatened against the Company or, to the knowledge of the Company, against any person or entity whose liability for any Environmental Claim the Company has or may have retained or assumed either contractually or by operation of law.

(iii)  There are no past or present actions, activities, circumstances, conditions, events or incidents, including the release, emission, discharge, presence or disposal of any Hazardous Substance that could form the basis of any Environmental Claim against the Company or, to the knowledge of the Company, against any person or entity whose liability for any Environmental Claim the Company has or may have retained or assumed either contractually or by operation of law.

(iv)  Without in any way limiting the generality of the foregoing, (A) all on-site and off-site locations where the Company has stored, disposed or arranged for the disposal of Hazardous Substances are identified in Section 2.13(b)(iv) of the Company Disclosure Letter, (B) all underground storage tanks, and the capacity and contents of such tanks, located on property owned, operated, or leased by the Company are identified in Section 2.13(b)(iv) of the Company Disclosure Letter, (C) except as set forth in Section 2.13(b)(iv) of the Company Disclosure Letter, there is no asbestos contained in or forming part of any building, building component, structure or office space owned or leased by the Company, (D) except as set forth in Section 2.13(b)(iv) of the Company Disclosure Letter, no polychlorinated biphenyls (PCB’s) are used or stored at any property owned or leased by the Company, (E) except as set forth in Section 2.13(b)(iv) of the Company Disclosure Letter, all underground storage tanks owned, operated, or leased by the Company and which are subject to regulation under the federal Resource Conservation and Recovery Act (or equivalent state or local law regulating underground storage tanks) meet the technical standards prescribed at Title 40 Code of Federal Regulations Part 280 which became effective December 22, 1998 (or any applicable state or local law requirements which are more stringent than such technical standards or which became effective before such date), and (F) all properties formerly owned or operated by the Company or any affiliate, or predecessor thereof, are identified in Section 2.13(b)(iv) of the Company Disclosure Letter.

(v)   The Company has not received any request for information from any Person, including but not limited to any Governmental Entity, related to liability under or compliance with any applicable Environmental Law.

(vi)  There have been no spills, discharges or releases (as such term is defined by the Comprehensive Environmental Response, Compensation and Liability Act, 42, U.S.C. 9601, et seq. (“CERCLA”)) of Hazardous Substances or any other contaminant or pollutant on or underneath the Real Property or any former properties of the Company that could require investigation or clean-up.

(vii) The Company has not disposed or arranged for the disposal of Hazardous Substances (or any waste or substance containing Hazardous Substances) at any location that is: (i) listed on the Federal National Priorities List (“NPL”) or identified on the Comprehensive Environmental Response, Compensation, and Liability Information System (“CERCLIS”), each established pursuant to CERCLA; (ii) listed on any state or foreign list of hazardous waste sites that is analogous to the NPL or CERCLIS; or (iii) has been subject to environmental investigation or remediation.

2.14         Agreements, Contracts and Commitments.

(a)           Section 2.14 of the Company Disclosure Letter sets forth all notes, bonds, mortgages, indentures, contracts, agreements, leases, licenses, agreements granting, obtaining or restricting rights to use any Intellectual Property, permits, franchises, concessions or other instruments or obligations to which the Company is a party or by which the Company or any of its assets or properties is bound or relating to the construction of the Plant (collectively, “Contracts”).

(b)           All of the Contracts are valid and binding agreements of the Company and are in full force and effect, and neither the Company nor, to the knowledge of the Company, any other party thereto, is in default in any respect under the terms of the Contracts.  The Company has made available to Parent true and correct copies of all of the Contracts.  The Company has not received any notice from any other party to any of the Contracts, and otherwise has no knowledge that such a third party intends to terminate, or not renew, any of the Contracts.

2.15         Information in Registration Statement and Prospectus/Proxy Statement.  None of the information supplied or to be supplied by or on behalf of the Company for inclusion or incorporation by reference in the registration statement on Form S-4 (or similar successor form) to be filed with the SEC by Parent in connection with the issuance of Parent Common Stock in the Merger (including amendments or supplements thereto) (the “Registration Statement”) will, at the time the Registration Statement becomes effective under the Securities Act, contain any untrue statement of a material fact or omit to state any material fact required to be stated therein or necessary in order to make the statements therein, in the light of the circumstances under which they are made, not misleading.  None of the information supplied or to be supplied by or on behalf of the Company for inclusion or incorporation by reference in the Prospectus/Proxy Statement to be filed with the SEC as part of the Registration Statement (the “Prospectus/Proxy Statement”), will, at the time the Prospectus/Proxy Statement is mailed to the members of the Company, at the time of the Company Members’ Meeting or as of the Effective Time, contain any untrue statement of a material fact or omit to state any material fact required to be stated therein or necessary in order to make the statements therein, in the light of the circumstances under which they are made, not misleading.  The Prospectus/Proxy Statement will comply as to form in all material respects with the provisions of the Exchange Act and the rules and regulations promulgated by the SEC thereunder.  Notwithstanding the foregoing, no representation or warranty is made by the Company with respect to statements made or incorporated by reference therein about Parent or Merger Sub supplied by Parent or Merger Sub for inclusion or incorporation by reference in the Registration Statement or the Prospectus/Proxy Statement.

2.16         Insurance.  The Company has policies of insurance and bonds of the type and in amounts customarily carried by persons conducting businesses (including with respect to the construction of the Plant) or owning assets similar to those of the Company.  There is no claim pending under any of such policies or bonds as to which coverage has been questioned, denied or disputed by the underwriters of such policies or bonds.  All premiums due and payable under all such policies and bonds have been paid and the Company is otherwise in compliance with the terms of such policies and bonds. The Company has no knowledge of any threatened termination of, or material premium increase with respect to, any such policies.  Section 2.16(a) of the Company Disclosure Letter contains an accurate and complete description of all material policies of fire, liability, workers’ compensation, and other forms of insurance owned or held by the Company.  Section 2.16(b) of the Company Disclosure Letter identifies all risks that the Company and its Board of Managers and officers have designated as being self-insured.

2.17         Affiliate Transactions. Except as set forth on Section 2.17 of the Company Disclosure Letter, since January 1, 2006 there have been no transactions or relationships (a) between the Company and any present or former manager or officer thereof or any member of such manager’s or officer’s family, or any Person controlled by such officer or manager or his or her family, or (b) that would be required to be disclosed pursuant to Item 404 of SEC Regulation S-K.

2.18         Approval of Board of Managers. The Board of Managers of the Company, at a meeting duly called and held at which all managers were present, has (a) duly and validly approved and taken all limited liability company action required to be taken by the Board of Managers of the Company to authorize the consummation of the Merger and the transactions contemplated hereby, (b) resolved that the Merger is fair to, and in the best interests of, the Company and its members and declared the Merger to be advisable, (c) resolved to recommend that the members of the Company approve and adopt this Agreement and the Merger, and (d) directed that such matter be submitted to the Company’s members at the Company Members’ Meeting.  None of the aforesaid actions by the Board of Managers of the Company has been amended, rescinded or modified.

2.19         Brokers’ and Finders’ Fees.  Except for fees payable to Scofield & Associates, LLC pursuant to its engagement letter with the Company dated as of October 12, 2006 and fees payable to Greene Holcomb & Fisher, LLC pursuant to its engagement letter with the Company dated as of April 24, 2007,  the Company has not incurred, nor will it incur, directly or indirectly, any liability for brokerage or finders’ fees or agents’ commissions or investment banking fees or any similar charges in connection with this Agreement or any transaction contemplated hereby.

A copy of each such engagement letter with the Company has been previously made available to Parent. No such engagement letter obligates the Company to continue to use the services of Scofield & Associates, LLC or Greene Holcomb & Fisher, LLC or pay any fees or expenses to either such person in connection with any future transaction.

2.20         Opinion of Financial Advisor.  The Company has received the written opinion of Greene Holcomb & Fisher, LLC dated the date hereof, to the effect that, as of such date, the Per Unit Consideration is fair to the Company’s members from a financial point of view, and a copy of such opinion has been delivered to Parent and Merger Sub. The Company has been authorized by Greene Holcomb & Fisher to permit the inclusion of such opinion in its entirety in the Registration Statement and the Prospectus/Proxy Statement.

2.21         Full Disclosure.  The Company has not failed to disclose to Parent or Merger Sub any facts material to the Company’s business, results of operations, prospects, assets, liabilities or condition (financial or otherwise). No representation or warranty by the Company in this Agreement and no statement by the Company in any document referred to herein (including, without limitation, the Financial Statements and the Schedules and Exhibits hereto), contains any untrue statement of a material fact or omits to state any material fact necessary, in order to make the statements made herein or therein, in light of the circumstances under which they were made, not misleading.

ARTICLE III

REPRESENTATIONS AND WARRANTIES OF PARENT AND MERGER SUB

Parent and Merger Sub represent and warrant to the Company, subject to the exceptions specifically disclosed in writing in the disclosure letter delivered by Parent to the Company dated as of the date hereof (the “Parent Disclosure Letter”), as set forth below.

3.1           Organization of Parent and Merger Sub.  Each of Parent and Merger Sub (i) is a corporation or limited liability company duly organized, validly existing and in good standing under the laws of the jurisdiction in which it is organized; and (ii) has the corporate or limited liability company or other power and authority to own, lease and operate its assets and property and to carry on its business as now being conducted.

3.2           Authority; Non-Contravention; Necessary Consents.

(a)           Each of Parent and Merger Sub has all requisite corporate or limited liability company power and authority to enter into this Agreement and to consummate the Merger and the transactions contemplated hereby. The execution and delivery of this Agreement and the consummation of the Merger and the transactions contemplated hereby have been duly authorized by all necessary corporate and limited liability company action on the part of Parent and Merger Sub, subject only to the filing of the Articles of Merger pursuant to the SDLLCA. This Agreement has been duly executed and delivered by each of Parent and Merger Sub and, assuming the due authorization, execution and delivery by the Company, constitutes the valid and binding obligation of Parent and Merger Sub, enforceable against Parent and Merger Sub in accordance with its terms, except as (i) limited by applicable bankruptcy, insolvency, reorganization, moratorium and laws of general application affecting the enforcement of creditors’ rights generally and (ii) general principles of equity.

(b)           The execution and delivery of this Agreement by each of Parent and Merger Sub does not, and the performance of this Agreement by each of Parent and Merger Sub will not, (i) conflict with or violate the Certificate of Incorporation or Bylaws of Parent or Merger Sub, (ii) conflict with or violate any Legal Requirement applicable to Parent or Merger Sub or by which any of their respective properties is bound or affected, or (iii) result in any material breach of or constitute a material default (or an event that with notice or lapse of time or both would become a material default) under, or impair Parent’s rights or alter the rights or obligations of any third party under, or give to others any rights of termination, amendment, acceleration or cancellation of, or result in the creation of a Lien any of the material properties or assets of Parent or Merger Sub pursuant to, any note, bond, mortgage, indenture, contract, agreement, lease, license, permit, franchise or other instrument or obligation, in each case that is material to Parent, to which Parent or Merger Sub is a party or by which Parent or Merger Sub or any of their respective properties are bound or affected.

(c)           No consent, approval, order or authorization of, or registration, declaration or filing with any Governmental Entity is required to be obtained or made by Parent in connection with the execution and delivery of this Agreement or the consummation of the Merger and the transactions contemplated hereby, except for (i) the Necessary Consents and (ii) such other consents, authorizations, filings, approvals and registrations which if not obtained or made would not be material to Parent, Merger Sub or the Company or materially adversely affect the ability of the parties hereto to consummate the Merger within the time frame in which the Merger would otherwise be consummated in the absence of the need for such consent, approval, order, authorization, registration, declaration or filings.

3.3           Parent Capital Structure.  The authorized capital stock of Parent consists of 750,000,000 shares of Parent Common Stock and 75,000,000 shares of preferred stock, par value $0.01 per share (“Parent Preferred Stock”).  At the close of business on April 30, 2007, (i) 67,998,125 shares of Parent Common Stock were issued and outstanding, (ii) zero shares of Parent Common Stock were held by Parent in its treasury and (iii) zero shares of Parent Preferred Stock were issued or outstanding.  All outstanding shares of Parent Common Stock are, and all shares of Parent Common Stock which may be issued pursuant to this Agreement will be, when issued in accordance with the terms hereof, duly authorized, validly issued, fully paid and nonassessable and not subject to preemptive rights created by statute, the Certificate of Incorporation or Bylaws of Parent or any agreement or document to which Parent is a party or by which it or its assets is bound.

3.4           Information in Registration Statement and Prospectus/Proxy Statement.  None of the information supplied or to be supplied by or on behalf of Parent or Merger Sub for inclusion or incorporation by reference in the Registration Statement will, at the time the Registration Statement becomes effective under the Securities Act, contain any untrue statement of a material fact or omit to state any material fact required to be stated therein or necessary in order to make the statements therein, in the light of the circumstances under which they are made, not misleading.  None of the information supplied or to be supplied by or on behalf of Parent and Merger Sub for inclusion or incorporation by reference in the Prospectus/Proxy Statement, will, at the time the Prospectus/Proxy Statement is mailed to the members of the Company, at the time of the Company Members’ Meeting or as of the Effective Time, contain any untrue statement of a material fact or omit to state any material fact required to be stated therein or necessary in order to make the statements therein, in the light of the circumstances under which they are made, not misleading. The Prospectus/Proxy Statement will comply as to form in all material respects with the provisions of the Exchange Act and the rules and regulations promulgated by the SEC thereunder.  Notwithstanding the foregoing, no representation or warranty is made by Parent or Merger Sub with respect to statements made or incorporated by reference therein about the Company supplied by the Company for inclusion or incorporation by reference in the Registration Statement or the Prospectus/Proxy Statement.

3.5           SEC Filings; Parent Financial Statements.  Parent has filed all forms, reports and documents required to be filed by Parent with the SEC since January 1, 2007 and has made available to the Company such forms, reports and documents in the form filed with the SEC. All such required forms, reports and documents are referred to herein as the “Parent SEC Reports.” As of their respective dates, the Parent SEC Reports (i) were prepared in accordance with the requirements of the Securities Act, or the Exchange Act, as the case may be, and the rules and regulations of the SEC thereunder applicable to such Parent SEC Reports and (ii) did not at the time they were filed (or if amended or superseded by a filing prior to the date of this Agreement, then on the date of such filing) contain any untrue statement of a material fact or omit to state a material fact or disclose any matter or proceeding required to be stated therein or necessary in order to make the statements therein, in the light of the circumstances under which they were made, not misleading.  Each of the consolidated financial statements (including, in each case, any related notes thereto) contained in the Parent SEC Reports, (i) was prepared from, are in accordance with and accurately reflect in all material respects Parent’s books and records as of the times and for the periods referred to therein, (ii) complied as to form in all material respects with the published rules and regulations of the SEC with respect thereto, (iii) was prepared in accordance with GAAP applied on a consistent basis throughout the periods involved (except as may be indicated in the notes thereto and, in the case of unaudited interim financial statements, as may be permitted by the SEC on Form 10-Q under the Exchange Act) and (iv) fairly presented in all material respects the consolidated financial position of Parent and its subsidiaries as at the respective dates thereof and the consolidated results of Parent’s operations and cash flows for the periods indicated, except that the unaudited interim financial statements may not contain footnotes and were or are subject to normal and recurring year-end adjustments.

3.6           Facts Affecting Regulatory Approvals.  To the knowledge of Parent, as of the date hereof, there is no fact pertaining to Parent or any of its subsidiaries or affiliates that will, or would reasonably be expected to, affect adversely the likelihood of securing the requisite approvals or consents of any Governmental Entity required to be obtained by Parent in connection with the Merger by the End Date; provided, however, that for the avoidance of doubt, Parent and Merger Sub make no representation or warranty as to any impact on obtaining such consents and approvals of any acts or omissions by, or any facts pertaining to, the Company.

ARTICLE IV

CONDUCT PRIOR TO THE EFFECTIVE TIME

4.1           Conduct of Business by the Company.  During the period from the date of this Agreement and continuing until the earlier of the termination of this Agreement pursuant to its terms or the Effective Time, the Company  shall, except to the extent that Parent shall otherwise consent in writing, carry on its business in the usual, regular and ordinary course, in substantially the same manner as heretofore conducted and in compliance with all Legal Requirements, pay its debts and Taxes when due and pay or perform other material obligations when due.

Without limiting the generality of the foregoing, without the prior written consent of Parent, during the period from the date of this Agreement and continuing until the earlier of the termination of this Agreement pursuant to its terms or the Effective Time, the Company shall not do any of the following (except as may be expressly contemplated by this Agreement):

(a)           Adopt a plan of complete or partial liquidation, dissolution, merger, consolidation, restructuring, recapitalization or other reorganization (other than the Merger);

(b)           Transfer or license to any person or entity or otherwise extend, amend or modify in any material respect any rights to the Company Intellectual Property;

(c)           Declare, set aside, or pay any dividends on or make any other distributions (whether in cash, stock, equity interests or property) in respect of any equity securities or similar interests in the Company or split, combine or reclassify any equity securities or similar interests or issue or authorize the issuance of any other interests in respect of, in lieu of or in substitution for any equity securities or similar interests;

(d)           Purchase, redeem or otherwise acquire, directly or indirectly, any equity securities or similar interests in the Company, or any instrument or security that consists of a right to acquire such securities or interests;

(e)           Issue, deliver, sell, authorize, pledge or otherwise encumber any equity securities or similar interests in the Company or any interests convertible into equity securities or similar interests, or subscriptions, rights, warrants or options to acquire any equity securities or similar interests or any interests convertible into equity securities or similar interests or enter into other agreements or commitments of any character obligating it to issue any such equity securities, interests or convertible interests;

(f)            Split, combine or reclassify any class of Units;

(g)           Cause, permit or propose any amendments to its Certificate of Organization, Articles of Organization, Operating Agreement or other organizational documents;

(h)           Acquire or agree to acquire by merging or consolidating with, or by purchasing any equity interest in or a portion of the assets of, or by any other manner, any business or any corporation, partnership, association or other business organization or division thereof; or otherwise acquire or agree to acquire any assets which are significant, individually or in the aggregate, to the business of the Company, other than building materials in connection with the construction of the Plant, or enter into any joint ventures, strategic partnerships or alliances;

(i)            Sell, transfer, lease, license, mortgage, pledge, encumber or otherwise dispose of any properties or assets;

(j)            Incur any indebtedness for borrowed money or guarantee any such indebtedness of another person, issue or sell any debt interests or options, warrants, calls or other rights to acquire any debt interests of the Company, enter into any “keep well” or other agreement to maintain any financial statement condition, incur or modify any other material liability or enter into any arrangement having the economic effect of any of the foregoing other than pursuant to existing credit facilities as set forth on Section 4.1(j) of the Company Disclosure Letter;

(k)           Except as set forth on Section 4.1(k) of the Company Disclosure Letter, adopt or pay, grant, issue, accelerate or accrue salary or other payments or benefits pursuant to any pension, profit-sharing, bonus, compensation, incentive, deferred compensation, stock purchase, stock option, stock appreciation right, group insurance, severance pay, retirement or other employee benefit plan, agreement or arrangement, employment or consulting agreement with or for the benefit of any Company manager, officer, employee, agent or consultant, whether past or present, or amend in any material respect any such existing plan, agreement or arrangement in a manner inconsistent with the foregoing;

(l)            Modify, amend, waive or terminate any Contract to which the Company is a party, including, without limitation, any joint venture agreement, or waive, release or assign any material rights or claims thereunder other than as described in Section 4.1(l) of the Company Disclosure Letter;

(m)          Pay, discharge or satisfy any claims, liabilities or obligations (whether absolute, accrued, contingent or otherwise), other than the payment of accounts payable in the ordinary course of business consistent with past practice, or of claims, liabilities or obligations reflected or reserved against in, or contemplated by, the consolidated financial statements (or the notes thereto) of the Company;

(n)           Enter into any Contract which may not be canceled without penalty by the Company upon notice of thirty (30) days or less or which provides for payments by or to the Company in an amount in excess of $10,000 over the term of the agreement or which involve any exclusive terms of any kind;

(o)           Permit any insurance policy naming it as a beneficiary or a loss payee to be cancelled or terminated without notice to Parent;

(p)           Revalue any of its assets or, except as required by GAAP, make any change in accounting methods, principles or practices;

(q)           Make or change any Tax election, change an annual accounting period, adopt or change any accounting method, file any amended Tax Return, enter into any closing agreement, settle or consent to any Tax Claim, surrender any right to claim a refund of Taxes, or consent to any extension or waiver of the statutory period of limitations applicable to any Tax Claim;

(r)            Fail to make in a timely manner any filings with the SEC required under the Securities Act of 1933, as amended, or the Exchange Act or the rules and regulations promulgated thereunder;

(s)           Waive any “standstill” or similar restrictions contained in any confidentiality or other agreements to which it is a party;

(t)            Take any action that would or is reasonably likely to result in any of the conditions to the Merger set forth in Article VI not being satisfied, or would make any representation or warranty of the Company contained herein inaccurate in any material respect at, or as of any time prior to, the Effective Time, or that would materially impair the ability of the Company to consummate the Merger in accordance with the terms hereof or materially delay such consummation;

(u)           With respect to the construction of the Plant, (i) permit such construction to be conducted other than in accordance with the Plans and Specifications and applicable Legal Requirements and in a good and workmanlike manner using first-class materials, (ii) fail to obtain and maintain in existence all licenses, permits and approvals required in connection with such construction, (iii) enter into any agreement for the payment of, or otherwise agree to pay, any amounts that are not provided for in the construction-related agreements delivered to Parent pursuant to Section 2.8(k), (iv) fail to pay all costs and expenses associated with such construction when the same become due and payable, (v) materially amend or otherwise modify, or authorize the material amendment or modification of, any document relating to such construction, including, without limitation, the Construction Schedule and the contracts with the general contractor or any other contractors or subcontractors or (vi) make or authorize the making of any other material modification to such construction, including, without limitation, issuing any change order and replacing any contractor or subcontractor;

(v)           Incur any fees or expenses in connection with any financing transaction; or

(w)          Enter into any written agreement, contract, commitment or arrangement to do any of the foregoing, or authorize, recommend, propose, in writing or otherwise or announce an intention to do any of the foregoing.

4.2           Acquisition Proposals.

(a)           No Solicitation.  The Company agrees that neither it nor any of its officers and managers shall, and that it shall use its reasonable best efforts to cause its employees, agents and representatives (including any investment banker, attorney or accountant retained by it) not to (and shall not authorize any of them to) directly or indirectly: (i) solicit, initiate, encourage, knowingly facilitate or induce any inquiry with respect to, or the making, submission or announcement of, any Acquisition Proposal, (ii) participate in any discussions or negotiations regarding, or furnish to any person any nonpublic information with respect to, or take any other action to facilitate any inquiries or the making of any proposal that constitutes or may reasonably be expected to lead to, any Acquisition Proposal, (iii) engage in discussions with any person with respect to any Acquisition Proposal, except as to the existence of these provisions, (iv) approve, endorse or recommend any Acquisition Proposal, (v) enter into any letter of intent or similar document or any contract, agreement or commitment contemplating or otherwise relating to any Acquisition Proposal or transaction contemplated thereby, or (vi) without limiting the generality of the Company’s obligations contained in Section 4.1(s), grant any waiver or release under any standstill or similar agreement with respect to any equity interests of the Company.  The Company will immediately cease any and all existing activities, discussions or negotiations with any third parties conducted heretofore with respect to any Acquisition Proposal.  Notwithstanding any other provision in this Section 4.2(a), prior to the Company Members’ Meeting, and subject to compliance with the other terms of this Section 4.2 and to first entering into a confidentiality agreement having provisions that are no less favorable to Company than those contained in the Confidentiality Agreement, the Board of Managers of the Company shall be permitted to engage in discussions or negotiations with, or provide any nonpublic information or data to (provided that such information or data also is simultaneously given to Parent to the extent not previously given to Parent), any Person in response to an unsolicited bona fide written proposal for an Acquisition Proposal by such Person first made after the date hereof which the Board of Managers of Company concludes in good faith (after consultation with its financial advisor and outside legal counsel) constitutes or is reasonably likely to constitute a Superior Proposal, if and only to the extent that the Board of Managers of Company reasonably determines in good faith (after consultation with outside legal counsel) that failure to do so would be inconsistent with its fiduciary duties under applicable law; provided, that Company and the Board of Directors of Managers shall have given Parent (orally and in writing) at least 48 hours prior notice of its intent to do so before taking any such action; provided, further, that the Company and the Board of Managers shall keep Parent informed of the status and terms of any such proposals, offers, discussions or negotiations on a current basis; provided, further, that the Board of Managers shall not recommend any Superior Proposal to the members of the Company Stock except as permitted under Section 5.2, and only after the Company shall first have complied with the procedures set forth in such Section.  For purposes of this Agreement, “Superior Proposal” shall mean a bona fide, unsolicited written proposal for an Acquisition Proposal that did not arise from a breach of Section 4.2 (substituting for this purpose 80% for each reference to 10% in the definition of Acquisition Proposal) that the Board of Managers concludes in good faith, after consultation with its financial advisor and its outside legal counsel, taking into account all legal, financial, regulatory and other aspects of the proposal and the Person making the proposal as permitted under applicable law (i) is more favorable to the Company’s members from a financial point of view, than the transactions contemplated by this Agreement and (ii) is fully financed and reasonably likely to receive all required governmental approvals on a timely basis and otherwise reasonably capable of being completed on the terms proposed.  Nothing in this Section 4.2(a) shall prohibit the Board of Managers of the Company from taking and disclosing to the Company members, subject to Parent’s rights in Section 7.1(g), a position with respect to an Acquisition Proposal to the extent required under applicable law.

(b)           Notification of Unsolicited Acquisition Proposals.  As promptly as practicable after receipt of any Acquisition Proposal or any request for nonpublic information or inquiry which it reasonably believes would lead to an Acquisition Proposal or for a waiver or release under any “standstill” or similar agreement, the Company shall provide Parent with oral and written notice of the material terms and conditions of such Acquisition Proposal, request or inquiry, and the identity of the person or group making any such Acquisition Proposal, request or inquiry and a copy of all written materials provided in connection with such Acquisition Proposal, request or inquiry. The Company shall provide Parent as promptly as practicable oral and written notice setting forth all such information as is reasonably necessary to keep Parent informed in all material respects of the status and details (including material amendments or proposed material amendments) of any such Acquisition Proposal, request or inquiry.

(c)           Acquisition Proposal.  For purposes of this Agreement, “Acquisition Proposal” shall mean any offer or proposal, relating to any transaction or series of related transactions involving: (A) any purchase from such party or acquisition by any person or “group” (as defined under Section 13(d) of the Exchange Act and the rules and regulations thereunder) of more than a ten percent (10%) interest in the total outstanding voting interests of the Company or any tender offer or exchange offer that if consummated would result in any person or group beneficially owning ten percent (10%) or more of the total outstanding voting interests of the Company or any merger, consolidation, business combination or similar transaction involving the Company, (B) any sale, lease (other than in the ordinary course of business), exchange, transfer, license (other than in the ordinary course of business), acquisition or disposition of more than ten percent (10%) of the assets of the Company, or (C) any liquidation or dissolution of the Company (provided, however, the Merger and the transactions contemplated hereby shall not be deemed an Acquisition Proposal in any case).

ARTICLE V

ADDITIONAL AGREEMENTS

5.1           Prospectus/Proxy Statement; Registration Statement.  As promptly as practicable after the execution of this Agreement, Parent and the Company will prepare and file with the SEC the Prospectus/Proxy Statement, and Parent will prepare and file with the SEC the Registration Statement in which the Prospectus/Proxy Statement is to be included as a prospectus.  Parent and the Company will provide each other with any information which may be required in order to effectuate the preparation and filing of the Prospectus/Proxy Statement and the Registration Statement pursuant to this Section 5.1.  Each of Parent and the Company will respond to any comments from the SEC, will use all reasonable efforts to cause the Registration Statement to be declared effective under the Securities Act as promptly as practicable after such filing and to keep the Registration Statement effective as long as is necessary to consummate the Merger and the transactions contemplated hereby.  Each of Parent and the Company will notify the other promptly upon the receipt of any comments from the SEC or its staff in connection with the filing of, or amendments or supplements to, the Registration Statement and/or the

Prospectus/Proxy Statement. Whenever any event occurs which is required to be set forth in an amendment or supplement to the Prospectus/Proxy Statement and/or the Registration Statement, Parent or the Company, as the case may be, will promptly inform the other of such occurrence and cooperate in filing with the SEC or its staff, and/or mailing to members of the Company, such amendment or supplement.  The Company shall cooperate and provide the other (and its counsel) with a reasonable opportunity to review and comment on any amendment or supplement to the Registration Statement and Prospect/Proxy Statement prior to filing such with the SEC, and will provide each other with a copy of all such filings made with the SEC.  The Company will cause the Prospectus/Proxy Statement to be mailed to its members at the earliest practicable time after the Registration Statement is declared effective by the SEC.  Parent shall also use all reasonable efforts to take any action required to be taken by it under any applicable state securities laws in connection with the issuance of Parent Common Stock in the Merger, and the Company shall furnish any information concerning the Company and the holders of the Units as may be reasonably requested in connection with any such action.

5.2           Meeting of Company Members; Board of Managers Recommendation.

(a)           Meeting of Company Members.  Promptly after the Registration Statement is declared effective under the Securities Act, the Company will take all action necessary in accordance with the SDLLCA and its Certificate of Organization, Articles of Organization and Operating Agreement to call, hold and convene a meeting of its members to consider adoption and approval of this Agreement and approval of the Merger (the “Company Members’ Meeting”) to be held as promptly as practicable after the declaration of effectiveness of the Registration Statement.  The Company will use its reasonable best efforts to solicit from its members proxies in favor of the adoption and approval of this Agreement and the approval of the Merger, and will take all other action necessary or advisable to secure the vote or consent of its members if required by the SDLLCA to obtain such approvals. Notwithstanding anything to the contrary contained in this Agreement, the Company may adjourn or postpone the Company Members’ Meeting to the extent necessary to ensure that any necessary supplement or amendment to the Prospectus/Proxy Statement is provided to its members in advance of a vote on the Merger and this Agreement or, if as of the time for which the Company Members’ Meeting is originally scheduled (as set forth in the Prospectus/Proxy Statement) there are insufficient Units represented (either in person or by proxy) to constitute a quorum necessary to conduct the business of the Company Members’ Meeting.  The Company shall ensure that the Company Members’ Meeting is called, noticed, convened, held and conducted, and that all proxies solicited by its in connection with the Company Members’ Meeting are solicited in compliance with the SDLLCA, its Certificate of Organization, Articles of Organization and Operating Agreement and all other applicable Legal Requirements.

(b)           Board of Managers Recommendation.  The Company Board of Managers shall recommend that the Company’s members vote in favor of the adoption and approval of this Agreement and approval of the Merger at the Company Members’ Meeting.  The Prospectus/Proxy Statement shall include a statement to the effect that the Company Board of Managers has recommended that the Company’s members vote in favor of adoption and approval of this Agreement and approval of the Merger at the Company Members’ Meeting.  Neither the Company Board of Managers nor any committee thereof shall withdraw, amend or modify, or propose or resolve to withdraw, amend or modify in a manner adverse to Parent, the recommendation of the Company Board of Managers that the Company’s members vote in favor of the adoption and approval of this Agreement and the approval of the Merger. Notwithstanding the foregoing or anything in this Agreement to the contrary, in connection with a Superior Proposal, the Board of Managers of Company may, subject to Parent’s rights in Section 7.1(g), withdraw, modify or change its recommendation of this Agreement and the Merger and recommend such Superior Proposal, if it determines in good faith following consultation with outside legal counsel that failure to do so would be inconsistent with its fiduciary duties under applicable law; provided, that (x) the Board of Managers of Company may not withdraw, modify or change its recommendation or recommend such Superior Proposal until it has given Parent at least five (5) business days’ notice of its intention to take such action (and after giving Parent notice of the latest material terms, conditions of the Superior Proposal) and then taken into account any amendment or modification to this Agreement or the transactions contemplated hereby proposed by Parent in writing, it being understood that any revised Superior Proposal shall require a separate notice period, and (y) if the Board of Managers of Company gives notice pursuant to clause (x) within five (5) business days of the date of the Company Members’ Meeting, the Company shall, subject to the requirements of applicable law, postpone the Company Members’ Meeting to a date and time to ensure that Parent has five (5) business days’ notice of any such proposed withdrawal, modification or change of recommendation prior to the Company Members’ Meeting. Notwithstanding anything to the contrary contained in this Agreement, the obligation of the Company to call, give notice of, convene and hold the Company Members’ Meeting shall not be limited or otherwise affected by the commencement, disclosure, announcement or submission to it of any Acquisition Proposal, or by any change in the recommendation by the Board of Managers of the Company (or any committee thereof) of this Agreement and the Merger or the recommendation by the Board of Managers of the Company (or any committee thereof) of an Acquisition Proposal or Superior Proposal.

5.3           Confidentiality; Access to Information.

(a)           The parties acknowledge that the Company and Parent have previously executed the mutual non-disclosure agreement, dated as of  February 9, 2007 (the “Confidentiality Agreement”). Unless otherwise required by law or regulation (including Nasdaq rules) or pursuant to the terms and provisions of the Confidentiality Agreement, the parties will hold any information which is non-public in confidence in accordance with the terms of the Confidentiality Agreement and, in the event this Agreement is terminated for any reason, the parties shall promptly return or destroy such information in accordance with the Confidentiality Agreement.

(b)           The Company and Parent will afford each other and their respective officers, directors, employees, agents and representatives (including, without limitation, any investment banker, attorney or accountant retained by any of the foregoing) (such persons, collectively, the “Representatives”) reasonable access during normal business hours to the properties, books, analysis, projections, plans, systems, contracts, commitments, records, personnel offices and other facilities of the Company and the Parent, as the case may be, during the period prior to the Effective Time to obtain all information concerning their respective businesses, including the status of construction of the Company’s Plant, properties, results of operations and personnel of the Company, and use all reasonable efforts to make available at all reasonable times during normal business hours to each other and their respective

Representatives, the appropriate individuals (including management, personnel, attorneys, accountants and other professionals) for discussion of  their respective businesses, properties, prospects and personnel as either party may reasonably request. During such period, the Company shall, subject to any limitations imposed by law with respect to records of employees, furnish promptly to Parent (a) a copy of each report, schedule, registration statement and other document filed or received by it during such period pursuant to the requirements of federal securities laws and (b) all other information concerning its business, properties and personnel as Parent may reasonably request. No information or knowledge obtained by Parent or Company in any investigation pursuant to this Section 5.3 will affect or be deemed to modify any representation or warranty of either party contained herein or the conditions to the obligation of the parties to consummate the Merger.

5.4           Public Disclosure.  The initial press release concerning the Merger shall be a joint press release and, thereafter, neither Parent, Merger Sub nor the Company will disseminate any press release or other announcement concerning the Merger, this Agreement or the transactions contemplated hereby to any third party without the prior written consent of each of the other parties hereto (which consent shall not be unreasonably withheld), except as may be required by any Legal Requirement or any listing agreement with Nasdaq or any other applicable national or regional securities exchange, provided, that the parties will consult with each other and use all reasonable efforts to agree on any such required press release or public announcement in advance to the extent such release or public announcement contains any previously undisclosed information.  The parties have agreed to the text of the joint press release announcing the execution of this Agreement.

5.5           Company Affiliates; Restrictive Legend.  The Company will use all reasonable efforts to deliver or cause to be delivered to Parent, as promptly as practicable on or following the date hereof, from each person who may reasonably be deemed to be an affiliate of the Company for purposes of Rule 145 promulgated under the Securities Act an executed affiliate agreement pursuant to which such affiliate shall agree to be bound by the provisions of Rule 145 promulgated under the Securities Act in a form provided by Parent and reasonably acceptable to the Company.  Parent will give stop transfer instructions to its transfer agent with respect to any Parent Common Stock received pursuant to the Merger by any member of the Company who may reasonably be deemed to be an affiliate of the Company for purposes of Rule 145 promulgated under the Securities Act and there will be placed on the certificates representing such Parent Common Stock, or any substitutions therefor, a legend stating in substance that the shares were issued in a transaction to which Rule 145 promulgated under the Securities Act applies and may only be transferred (i) in conformity with Rule 145 or (ii) in accordance with a written opinion of counsel, reasonably acceptable to Parent, in form and substance that such transfer is exempt from registration under the Securities Act.

5.6           Regulatory Filings; Reasonable Efforts.

(a)           Regulatory Filings.  Each of Parent, Merger Sub and the Company shall coordinate and cooperate with one another and shall each use all reasonable efforts to comply with, and shall each refrain from taking any action that would impede compliance with, all Legal Requirements, and as promptly as practicable after the date hereof, each of Parent, Merger Sub and the Company shall make all filings, notices, petitions, statements, registrations, submissions of information, application or submission of other documents required by any Governmental Entity in connection with the Merger and the transactions contemplated hereby, including, without limitation: (i) Notification and Report Forms with the United States Federal Trade Commission (the “FTC”) and the Antitrust Division of the United States Department of Justice (“DOJ”) as required by the HSR Act, (ii) any other filing necessary to obtain any Necessary Consent, (iii) filings under any other comparable pre-merger notification forms required by the merger notification or control laws of any applicable jurisdiction, as agreed by the parties hereto, and (iv) any filings required under the Securities Act, the Exchange Act, any applicable state or securities or “blue sky” laws and the securities laws of any foreign country, or any other Legal Requirement relating to the Merger. Each of Parent and the Company will cause all documents that it is responsible for filing with any Governmental Entity under this Section 5.6(a) to comply in all material respects with all applicable Legal Requirements.  Parent, Merger Sub and the Company each shall promptly supply the other with any information which may be required in order to effectuate any filings or application pursuant to this Section 5.6(a).

(b)           Reasonable Efforts.  Upon the terms and subject to the conditions set forth herein, each of the parties agrees to use all reasonable efforts to take, or cause to be taken, all actions, and to do, or cause to be done, and to assist and cooperate with the other parties in doing, all things necessary, proper or advisable to consummate and make effective, in the most expeditious manner practicable, the Merger and the transactions contemplated hereby, including using all reasonable efforts to accomplish the following: (i) the taking of all reasonable acts necessary to cause the conditions precedent set forth in Article VI to be satisfied, (ii) the obtaining of all necessary actions or nonactions, waivers, consents, approvals, orders and authorizations from Governmental Entities and the making of all necessary registrations, declarations and filings (including registrations, declarations and filings with Governmental Entities, if any) and the taking of all reasonable steps as may be necessary to avoid any suit, claim, action, investigation or proceeding by any Governmental Entity, (iii) the obtaining of all necessary consents, approvals or waivers from third parties, including all Necessary Consents, and (iv) the execution or delivery of any additional instruments necessary to consummate the transactions and to fully carry out the purposes of, this Agreement. In connection with and without limiting the foregoing, the Company and its Board of Managers shall, if any takeover statute or similar Legal Requirement is or becomes applicable to the Merger, this Agreement or any of the transactions contemplated by this Agreement, use all reasonable efforts to ensure that the Merger and the other transactions contemplated by this Agreement may be consummated as promptly as practicable on the terms contemplated by this Agreement and otherwise to minimize the effect of such Legal Requirement on the Merger, this Agreement and the transactions contemplated hereby.  Notwithstanding the foregoing, or any other covenant herein contained, in connection with the receipt of any necessary approvals under the HSR Act or any comparable laws of foreign jurisdictions, neither Parent nor the Company shall be required to divest or hold separate or otherwise take or commit to take any action that limits Parent’s or the Company’s freedom of action with respect to, or their ability to retain, the Company or any portions thereof or any of the businesses, product lines, properties or assets of the Company or Parent.

5.7           Notification of Certain Matters.  The Company shall give prompt notice to Parent and Merger Sub of any representation or warranty made by it contained in this Agreement becoming untrue or inaccurate, or any failure of the Company to comply with or satisfy in any material respect any covenant, condition or agreement to be complied with or satisfied by it under this Agreement; provided, however, that no such notification shall affect the representations, warranties, covenants or agreements of the parties or the conditions to the obligations of the parties under this Agreement.

5.8           Nasdaq Listing.  Prior to the Effective Time, Parent agrees to use all reasonable efforts to authorize for listing on Nasdaq, the shares of Parent Common Stock issuable, if any, and those required to be reserved for issuance, if any, in connection with the Merger, subject to official notice of issuance.

5.9           Consents of Accountants.  The Company shall use all reasonable efforts to cause to be delivered to Parent two letters from the Company’s independent auditors, one dated approximately the date on which the Registration Statement shall become effective and one dated the Closing Date, each addressed to the Company and Parent, in form reasonably satisfactory to Parent and customary in scope for comfort letters delivered by independent public accountants in connection with registration statements on Form S-4 under the Securities Act.

5.10         Subsequent Financial Statements.  The Company shall consult with Parent prior to making publicly available its financial results for any period after the date of this Agreement, it being understood that Parent shall have no liability by reason of such consultation.

5.11         Conveyance Taxes.  Parent, Merger Sub and the Company shall cooperate in the preparation, execution and filing of all returns, questionnaires, applications or other documents regarding any real property transfer or gains, sales, use, transfer, value added, stock transfer or stamp taxes, any transfer, recording, registration or other fees or any similar taxes which become payable in connection with the transactions contemplated by this Agreement that are required or permitted to be filed on or before the Effective Time.

5.12         Indemnification.  Parent agrees that all rights to indemnification for acts or omissions occurring prior to the Effective Time now existing in favor of the current or former managers or officers of the Company as provided in its Articles of Organization or Operating Agreement shall survive the Merger and shall continue in full force and effect in accordance with their terms for a period of six years following the Effective Time.

5.13         Employees.  To the extent still actively providing services to the Company as of the Effective Time, the Surviving Company shall offer employment, effective as of the Effective Time, to the individuals identified on Section 5.13 of the Company Disclosure Letter (the “Designated Employees”) on the terms set forth on such schedule.  Nothing contained herein or on such schedule shall be construed as requiring the Company, Parent or the Surviving Company to continue the employment of any person, and none of the Parent, the Company or the Surviving Company shall have any obligation to continue, and there shall be no restrictions any on such person’s right to amend, modify or terminate, any Benefit Plan or other benefit plan or compensation arrangement as of or subsequent to the Effective Time; provided that as long as so employed by the Surviving Company, through the later of five (5) months following the Effective Time or December 31, 2007, the base salary any Designated Employee who accepts employment as provided in this section shall not be reduced below the amount specified on Section 5.13 of the Company Disclosure Letter.  Without limiting the generality of Section 8.5, no provision of this Section 5.13 shall create any third party beneficiary rights in any individual or any beneficiary of any such individual.

5.14         Allocation of Consideration.  On or prior to the Closing Date, Parent and the Company shall jointly prepare an allocation of the aggregate fair market value of the Company’s assets as of the Effective Time in accordance with the principles of Code §1060 and Treasury regulations thereunder (regardless of whether that section applies to the Merger).  At a minimum, a specific allocation shall be made to each item of potential recapture property, if any, and to other unrealized receivables and inventory items (as defined in Code § 751) as a group.  The allocation shall be binding upon Parent and the Company, subject to an appropriate adjustment following the Closing Date for changes in fair market values between the date of the allocation and the Closing Date.  Parent and the Company shall report, act, and file Tax Returns and report to Company’s members in all respects and for all purposes consistent with such allocation.   Neither Parent nor the Company shall take any position (whether in audits, tax returns, or otherwise) that is inconsistent with such allocation unless required to do so by applicable law.

ARTICLE VI

CONDITIONS TO THE MERGER

6.1           Conditions to the Obligations of Each Party to Effect the Merger.  The respective obligations of each party to this Agreement to effect the Merger shall be subject to the satisfaction at or prior to the Closing Date of the following conditions:

(a)           Company Member Approval.  This Agreement shall have been approved and adopted, and the Merger shall have been duly approved, by the requisite vote under applicable law, by the members of the Company.

(b)           No Order.  No Governmental Entity of competent jurisdiction shall  have enacted, issued, promulgated, enforced or entered any statute, rule, regulation, executive order, decree, injunction or other order (whether temporary, preliminary or permanent) which (i) is in effect and (ii) has the effect of making the Merger illegal or otherwise prohibiting consummation of the Merger.

(c)           HSR Approval.  If applicable as determined by Parent, all waiting periods (and any extension thereof) under the HSR Act relating to the Merger and the transactions contemplated hereby will have expired or terminated early.

(d)           Registration Statement Effective; Prospectus/Proxy Statement.  The SEC shall have declared the Registration Statement effective.  No stop order suspending the effectiveness of the Registration Statement or any part thereof shall have been issued and no proceeding for that purpose, and no similar proceeding in respect of the Prospectus/Proxy Statement, shall have been initiated or threatened in writing by the SEC.

(e)           Nasdaq Listing.  If shares of common stock of Parent are issued as part of the Per Unit Merger Consideration, then the shares of Parent’s common stock to be issued in the Merger and the transactions contemplated hereby shall have been authorized for listing on Nasdaq, subject to official notice of issuance.

6.2           Additional Conditions to the Obligations of the Company.  The obligation of the Company to consummate and effect the Merger shall be subject to the satisfaction at or prior to the Closing Date of each of the following conditions, any of which may be waived, in writing, exclusively by the Company:

(a)           Representations and Warranties.  The representations and warranties of Parent and Merger Sub set forth herein (i) that are qualified as to materiality shall be true and correct both when made and at and as of the Effective Time, as if made at and as of such time (except to the extent expressly made as of an earlier date, in which case as of such date), and (ii) that are not qualified as to materiality shall be true and correct both when made and at and as of the Effective Time, as if made at and as of such time (except to the extent expressly made as of an earlier date, in which case as of such date) in all material respects.

(b)           Agreements and Covenants.  Parent and Merger Sub shall have performed or complied in all material respects with all agreements and covenants required by this Agreement to be performed or complied with by it on or prior to the Closing Date.

(c)           Certificate.  The Company shall have received a certificate, dated as of the Effective Time, signed by an authorized senior executive officer of Parent, to the effect that the conditions set forth in Sections 6.2(a) and 6.2(b) have been satisfied.

(d)           Material Adverse Effect. No Material Adverse Effect on the Parent shall have occurred since the date of this Agreement.

6.3           Additional Conditions to the Obligations of Parent.  The obligations of Parent and Merger Sub to consummate and effect the Merger shall be subject to the satisfaction at or prior to the Closing Date of each of the following conditions, any of which may be waived, in writing, exclusively by Parent and Merger Sub:

(a)           Representations and Warranties.  The representations and warranties of the Company set forth herein (i) that are qualified as to materiality shall be true and correct both when made and at and as of the Effective Time, as if made at and as of such time (except to the extent expressly made as of an earlier date, in which case as of such date), and (ii) that are not qualified as to materiality shall be true and correct both when made and at and as of the Effective Time, as if made at and as of such time (except to the extent expressly made as of an earlier date, in which case as of such date) in all material respects.

(b)           Agreements and Covenants.  The Company shall have performed or complied in all material respects with all agreements and covenants required by this Agreement to be performed or complied with by it at or prior to the Closing Date.

(c)           Certificate. Parent shall have received a certificate, dated as of the Effective Time, signed by the Chief Executive Officer of the Company, to the effect that the conditions in Sections 6.3(a) and 6.3(b) have been satisfied.

(d)           Material Adverse Effect.  No Material Adverse Effect on the Company shall have occurred since the date of this Agreement.

(e)           Material Consents.  All consents, permits and approvals of Governmental Entities and other private third parties listed in Sections 2.4(c) and 2.4(d) of the Company Disclosure Letter shall have been obtained with no adverse conditions attached and no expense imposed on the Company.

(f)            General Contractor’s Certificate.  Fagen, Inc., the general contractor in connection with the ongoing construction at the Real Property, shall have executed and delivered to Parent a General Contractor’s Certificate in substantially the form of Exhibit C to this Agreement, which certificate shall disclose no adverse matters.

(g)           Actions or Proceedings. There shall not be pending any action or proceeding by any Governmental Entity or any action or proceeding by any other Person before any court or Governmental Entity seeking (i) to make illegal, to delay or otherwise directly or indirectly to restrain or prohibit the consummation of the Merger or the other transactions contemplated by this Agreement or to obtain any damages or other remedy in connection with the Merger or the transactions contemplated by this Agreement, (ii) to restrain or prohibit Parent’s (including its affiliates’) ownership or operation of all or any portion of the business or assets of the Surviving Company or the Company, or to compel Parent or any of its affiliates to dispose of or hold separate all or any portion of the business or assets of the Surviving Company or the Company or (iii) to impose or confirm limitations on the ability of Parent or any of its affiliates to effectively control the business or operations of the Surviving Company or the Company, and no court, arbitrator or Governmental Entity shall have issued any judgment, order, decree or injunction, and there shall not be any statute, rule or regulation, that is likely, directly or indirectly, to result in any of the consequences referred to in the preceding clauses (i) through (iii); provided, however, that Parent and the Company shall use their reasonable best efforts to have any such judgment, order, decree or injunction vacated.

(h)           Amendment to Management Services Agreement.  The Company and FREMAR shall have executed and delivered to Parent an amendment to the management services agreement between the Company and FREMAR, in form and substance satisfactory to Parent, giving Parent the right to terminate such management services agreement at any time following the three-year anniversary of the Effective Time and providing that such termination by Parent will be without additional cost to Parent.

(i)            Legal Opinion.  Parent shall have received the opinion of Lindquist & Vennum P.L.L.P., addressed to Parent and dated as of the Closing Date and in form and substance reasonably satisfactory to Parent, that the Company is not and has not been a “publicly traded partnership” within the meaning of Section 7704 of the Code and covering the matters described on Exhibit D to this Agreement.

(j)            Rex Transactions.  Rex shall fully exercised the Class C Purchase Rights and all notes issued pursuant to the Note Agreement shall have been cancelled, in each case, in accordance with the terms of the Note Agreement as in effect on the date hereof,  and the Rex Agreement shall be in full force and effect and Rex shall be in full compliance with the terms thereof.

(k)           FREMAR Agreement.  The FREMAR Agreement shall be in full force and effect, and FREMAR shall be in full compliance with the terms thereof.

ARTICLE VII

TERMINATION, AMENDMENT AND WAIVER

7.1           Termination.  This Agreement may be terminated at any time prior to the Effective Time, by action taken or authorized by the Board of Directors or Board of Managers, as applicable, of the terminating party or parties, and except as provided below, whether before or after the requisite approval of the members of the Company:

(a)           by mutual written consent duly authorized by the Board of Directors of Parent and the Board of Managers of the Company;

(b)           by either the Company or Parent if the Merger shall not have been consummated by September 30, 2007 (the “End Date”); provided, however, that if a delay relating to any information provided by the Company or required to be provided by Company in any required filing with a Governmental Entity in connection with the transactions contemplated by this Agreement is the primary cause of the failure of the Merger to be consummated by the End Date (regardless of whether such delay arises from a breach of this Agreement), Parent shall have the right to extend the End Date until October 31, 2007; provided, further, however, that the right to terminate this Agreement under this Section 7.1(b) shall not be available to any party whose action or failure to act has been a principal cause of or resulted in the failure of the Merger to occur on or before such date and such action or failure to act constitutes a material breach of this Agreement;

(c)           by either the Company or Parent if a Governmental Entity shall have issued an order, decree or ruling or taken any other action (including the failure to have taken an action), in any case having the effect of permanently restraining, enjoining or otherwise prohibiting the Merger, which order, decree, ruling or other action is final and nonappealable;

(d)           by either the Company or Parent if the required approval of the members of the Company contemplated by this Agreement shall not have been obtained by reason of the failure to obtain the required vote at a meeting of the Company members duly convened therefor or at any adjournment thereof; provided, however, that the right to terminate this Agreement under this Section 7.1(d) shall not be available to the Company where the failure to obtain the Company member approval shall have been caused by the action or failure to act of the Company and such action or failure to act constitutes a material breach by the Company of this Agreement;

(e)           by the Company, upon a breach of any representation, warranty, covenant or agreement on the part of Parent set forth in this Agreement, or if any representation or warranty of Parent shall have become untrue, in either case such that the conditions set forth in Section 6.2(a) or Section 6.2(b) would not be satisfied as of the time of such breach or as of the time such representation or warranty shall have become untrue, provided, that if such inaccuracy in Parent’s representations and warranties or breach by Parent is curable by Parent prior to the

End Date through the exercise of reasonable efforts, then the Company may not terminate this Agreement under this Section 7.1(e) prior to sixty (60) days following the receipt of written notice from the Company to Parent of such breach, provided that Parent continues to exercise all reasonable efforts to cure such breach through such sixty (60) day period (it being understood that the Company may not terminate this Agreement pursuant to this paragraph (e) if it shall have materially breached this Agreement or if such breach by Parent is cured within such sixty (60) day period); and

(f)            by Parent, upon a breach of any representation, warranty, covenant or agreement on the part of the Company set forth in this Agreement, or if any representation or warranty of the Company shall have become untrue, in either case such that the conditions set forth in Section 6.3(a) or Section 6.3(b) would not be satisfied as of the time of such breach or as of the time such representation or warranty shall have become untrue, provided, that if such inaccuracy in the Company’s representations and warranties or breach by the Company is curable by the Company prior to the End Date through the exercise of reasonable efforts, then Parent may not terminate this Agreement under this Section 7.1(f) prior to sixty (60) days following the receipt of written notice from Parent to the Company of such breach, provided that the Company continues to exercise all reasonable efforts to cure such breach through such sixty (60) day period (it being understood that Parent may not terminate this Agreement pursuant to this paragraph (i) if it shall have materially breached this Agreement or if such breach by the Company is cured within such sixty (60) day period); and

(g)           by Parent (at any time prior to the adoption and approval of this Agreement and the Merger by the required vote of the members of the Company) if (i) the Company’s Board of Managers or any committee thereof shall for any reason have withdrawn or shall have amended or modified in a manner adverse to Parent its recommendation in favor of, the adoption and approval of the Agreement or the approval of the Merger, (ii) the Company shall have failed to include in the Prospectus/Proxy Statement the recommendation of its Board of Managers in favor of the adoption and approval of the Agreement and the approval of the Merger, (iii) the Company’s Board of Managers fails to reaffirm (publicly, if so requested) its recommendation in favor of the adoption and approval of the Agreement and the approval of the Merger within five (5) calendar days after Parent requests that such recommendation be reaffirmed, (iv) the Company’s Board of Managers or any committee thereof shall have approved or recommended any Acquisition Proposal or Superior Proposal or (v) a tender or exchange offer relating to the Units shall have been commenced and the Company shall not have sent to its members, within ten (10) business days after such tender or exchange offer is first published, sent or given, a statement disclosing that the Company Board of Managers recommends rejection of such tender or exchange offer.

7.2           Notice of Termination; Effect of Termination.  Any termination of this Agreement under Section 7.1 above will be effective immediately upon the delivery of a valid written notice of the terminating party to the other party hereto. In the event of the termination of this Agreement as provided in Section 7.1, this Agreement shall be of no further force or effect, except (i) as set forth in Section 5.3(a), this Section 7.2, Section 7.3 and Article VIII, each of which shall survive the termination of this Agreement and (ii) nothing herein shall relieve any party from liability for any willful breach of this Agreement. No termination of this Agreement shall affect the obligations of the parties contained in the Confidentiality Agreement, all of which obligations shall survive termination of this Agreement in accordance with their terms.

7.3           Fees and Expenses; Termination Fee.

(a)           General.  Except as set forth in this Section 7.3, all fees and expenses incurred in connection with this Agreement and the transactions contemplated hereby shall be paid by the party incurring such expenses whether or not the Merger is consummated; provided, however, Parent and the Company shall share equally (i) all fees and expenses, other than attorneys’ and accountants’ fees and expenses which fees shall be paid for by the party incurring such expense, incurred in relation to the printing and filing (with the SEC) of the Prospectus/Proxy Statement (including any preliminary materials related thereto) and the Registration Statement (including financial statements and exhibits) and any amendments or supplements thereto and (ii) in the event of the Closing of the Merger, the filing fee for the Notification and Report Forms filed with the FTC and DOJ under the HSR Act (otherwise such filing fee shall be entirely the responsibility of Parent); and (iii) in the event of the Closing of the Merger, Parent shall reimburse or otherwise credit the Company for its reasonable out-of-pocket fees and expenses incurred by the Company prior to May 8, 2007 in connection with that certain tax-exempt bond financing transaction, such fees and expenses not to exceed Three Hundred Seventy Thousand ($370,000).

(b)           Payments.

(i)    Payment by the Company.

(1)           In the event that this Agreement is terminated by Parent pursuant Section 7.1(g), the Company shall be obligated to pay to Parent a fee equal to Six Million Dollars ($6,000,000) in immediately available funds, provided that if the Agreement is terminated by Parent pursuant to Section 7.1(g) after September 30, 2007, such fee shall be Three Million Dollars ($3,000,000).  The payment contemplated by this Section 7.3(b)(i)(1) shall be paid as follows Two Million ($2,000,000) shall be paid promptly, but in no event later than two (2) business days after such termination, and the balance shall be paid on the earlier of (i) the first day following the date that is six (6) months after the date that the Plant commenced operations or (ii) the consummation of an Acquisition.

(2)           In the event that this Agreement is terminated by Parent or the Company pursuant to Section 7.1(d) and (A) following the date hereof and prior to the Company Members’ Meeting, there has been public disclosure of an Acquisition Proposal and (B) (i) within six (6) months following the termination of this Agreement an Acquisition of the Company is consummated or (ii) within six (6) months following termination of this Agreement the Company enters into an agreement providing for an Acquisition of the Company and an Acquisition of the Company is consummated within twelve (12) months of the termination of this Agreement, the Company shall be obligated to pay to Parent a fee equal to Six Million Dollars ($6,000,000) in immediately available funds (such termination fee and the termination fee contemplated by Section 7.3(b)(i), each a “Company Termination Fee”), such payment to be paid promptly, but in no event later than two (2) business days after the consummation of such Acquisition.

It is  understood that in no event shall the Company be required to pay both the fee contemplated in Section 7.3(b)(i)(1) and the fee contemplated in Section 7.3(b)(i)(2).

(ii)   Payment by Parent.  In the event that this Agreement is terminated by the Company pursuant to Section 7.1(b), the Parent will pay the Company One Million Dollars ($1,000,000) in immediately available funds (the “Parent Termination Fee” and together with the Company Termination Fee, the “Termination Fee”)) and reimburse the Company for (A) the reasonable fees of Greene Holcomb & Fisher, LLC in connection with the fairness opinion referred to in Section 2.20, such fees not to exceed Three Hundred Thousand Dollars ($300,000) and (B) the reasonable out-of-pocket fees and expenses incurred by the Company prior to May 8, 2007 in connection with that certain tax-exempt bond financing transaction, such fees and expenses not to exceed Three Hundred Seventy Thousand ($370,000).  The payment contemplated by this Section 7.3(b)(ii) shall be paid promptly, but in no event later than two (2) business days after such termination.

(iii)  Definition of Acquisition.  For the purposes of this Section 7.3(b) only, “Acquisition,” with respect to the Company, shall mean any of the following transactions (other than the transactions contemplated by this Agreement): (i) a merger, consolidation, business combination, recapitalization, liquidation, dissolution or similar transaction involving the Company pursuant to which the members of the Company immediately preceding such transaction hold less than fifty-one percent (51%) of the aggregate equity interests in the surviving or resulting entity of such transaction or any direct or indirect parent thereof, (ii) a sale or other disposition by the Company of assets representing in excess of fifty-one percent (51%) of the aggregate fair market value of the Company’s business immediately prior to such sale, or (iii) the acquisition by any person or group (including by way of a tender offer or an exchange offer or issuance by the Company or such person or group), directly or indirectly, of beneficial ownership or a right to acquire beneficial ownership of Units representing in excess of fifty-one percent (51%) of the voting power of the then outstanding Units.

(iv)  The parties acknowledge that the agreements contained in this Section 7.3 are an integral part of the transactions contemplated by this Agreement, and that, without these agreements, the parties would not have entered into this Agreement.  If either party shall fail to pay a Termination Fee when due, the Termination Fee shall be deemed to include the costs and expenses incurred by Parent or the Company as the case may be  (including, without limitation, reasonable fees and expenses of counsel) in connection with the collection under and enforcement of this Section 7.3, together with interest on such unpaid Termination Fee, commencing on the date that the Termination Fee became due, at a rate equal to the rate of interest publicly announced by Citibank, N.A., from time to time, in the City of New York, as such bank’s Base Rate plus one percent (1%).

7.4           Amendment.  Subject to applicable law, this Agreement may be amended by the parties hereto, by action taken or authorized by their respective Board of Directors or Board of Managers, as applicable, at any time before or after approval of the matters presented in connection with the Merger by the stockholders of Parent and the members of the Company, provided, after any such approval, no amendment shall be made which by law or requires further approval by such stockholders or members without such further stockholder or member approval. This Agreement may not be amended except by execution of an instrument in writing signed on behalf of each of Parent, Merger Sub and the Company.

7.5           Extension; Waiver.  At any time prior to the Effective Time any party hereto, by action taken or authorized by their respective Board of Directors or Board of Managers, as applicable, may, to the extent legally allowed: (i) extend the time for the performance of any of the obligations or other acts of the other parties hereto, (ii) waive any inaccuracies in the representations and warranties made to such party contained herein or in any document delivered pursuant hereto, and (iii) waive compliance with any of the agreements or conditions for the benefit of such party contained herein. Any agreement on the part of a party hereto to any such extension or waiver shall be valid only if set forth in an instrument in writing signed on behalf of such party. Delay in exercising any right under this Agreement shall not constitute a waiver of such right.

ARTICLE VIII

GENERAL PROVISIONS

8.1           Non-Survival of Representations and Warranties.  The representations and warranties of the Company, Parent and Merger Sub contained in this Agreement shall terminate at the Effective Time, and only the covenants that by their terms survive the Effective Time shall survive the Effective Time.

8.2           Notices.  All notices and other communications hereunder shall be in writing and shall be deemed given if delivered personally or by commercial delivery service, or sent via telecopy (receipt confirmed) to the parties at the following addresses or telecopy numbers (or at such other address or telecopy numbers for a party as shall be specified by like notice):

(a)	if to Parent or Merger Sub:

US BioEnergy Corporation
5500 Cenex Drive
Inver Grove Heights, MN 55077
Attention: General Counsel
Telephone: (651) 355-8328
Facsimile: (866) 908-1375

with a copy at the same address to the attention of the General Counsel and Secretary and with a copy to:

Skadden, Arps, Slate, Meagher & Flom LLP 333 West Wacker Drive Chicago, Illinois 60606 Attention: Brian W. Duwe Richard C. Witzel, Jr. Telephone: (312) 407-0700 Facsimile: (312) 407-0411

(b)	if to the Company:

Millennium Ethanol, LLC
P.O. Box 357
Marion, SD 57043
Attention:Steve Domm, Chief Executive Officer Telephone:(605) 648-3941 Facsimile:(605) 648-3943

with a copy to:

Lindquist & Vennum P.L.L.P.
4200 IDS Center
80 South 8th Street
Minneapolis, MN 55402
Attention: Kevin R. Prohaska Timothy S. Murphy
Telephone: (612) 371-3211
Facsimile: (612) 371-3207

8.3           Interpretation; Certain Defined Terms.

(a)           When a reference is made in this Agreement to Exhibits, such reference shall be to an Exhibit to this Agreement unless otherwise indicated. When a reference is made in this Agreement to Sections, such reference shall be to a Section of this Agreement unless otherwise indicated. The words “include,” “includes” and “including” when used herein shall be deemed in each case to be followed by the words “without limitation.” The table of contents and headings contained in this Agreement are for reference purposes only and shall not affect in any way the meaning or interpretation of this Agreement.

(b)           For purposes of this Agreement, “affiliates” shall have the meaning set forth in Rule 12b-2 of the Exchange Act.

(c)           For purposes of this Agreement, the term “knowledge” means with respect to a party hereto, with respect to any matter in question, the knowledge that any of the officers, directors or managers of such party would reasonably be expected to have, after due inquiry.

(d)           For purposes of this Agreement, the term “manager” or “managers” means an individual or the individuals serving on the Board of Managers of a limited liability company.

(e)           For purposes of this Agreement, the term “Material Adverse Effect” when used in connection with an entity, means any change, event, effect or circumstance, as the case may be, that, individually or together with any other change, event, effect or circumstance, is or could reasonably be expected to be materially adverse to (y) the business, operations, properties, condition (financial or otherwise), results of operations, assets or liabilities of the entity and its subsidiaries, taken as a whole, or (z) the entity’s ability to consummate each of the transactions contemplated hereby; provided that in no event shall any of the following be taken into account in determining whether there has been or will be, a Material Adverse Effect on any entity: (A) any change, event, effect or circumstance resulting from the announcement of this Agreement, (B) any change in such entity’s stock price or trading volume, (C) any change, event, effect or circumstance that results from changes affecting the industry in which such entity operates generally or the United States economy generally or (D) any change, event, effect or circumstance that results from changes affecting general worldwide economic or capital market conditions.

(f)            For purposes of this Agreement, the term “person” shall mean any individual, corporation (including any non-profit corporation), general partnership, limited partnership, limited liability partnership, joint venture, estate, trust, company (including any limited liability company or joint stock company), firm or other enterprise, association, organization, entity or Governmental Entity.

(g)           For purposes of this Agreement, a “subsidiary” of a specified entity shall mean any corporation, partnership, limited liability company, joint venture or other legal entity of which the specified entity (either alone or through or together with any other subsidiary) owns, directly or indirectly, fifty percent (50%) or more of the stock or other equity or partnership interests the holders of which are generally entitled to vote for the election of the Board of Directors or Board of Managers or other governing body of such corporation or other legal entity. Reference to the subsidiaries of an entity shall be deemed to include all direct and indirect subsidiaries of such entity.

8.4           Counterparts.  This Agreement may be executed in two or more counterparts, and by facsimile, all of which shall be considered one and the same agreement and shall become effective when one or more counterparts have been signed by each of the parties and delivered to the other party, it being understood that all parties need not sign the same counterpart.

8.5           Entire Agreement; Third Party Beneficiaries.  This Agreement and the documents and instruments and other agreements among the parties hereto as contemplated by or referred to herein, including the Company Disclosure Letter and the Parent Disclosure Letter (a) constitute the entire agreement among the parties with respect to the subject matter hereof and supersede all prior agreements and understandings, both written and oral, among the parties with respect to the subject matter hereof, it being understood that the provisions of this Agreement shall supersede any conflicting provisions of the Confidentiality Agreement, and (b) are not intended to confer upon any other person any rights or remedies hereunder, except as specifically provided in Section 5.12.

8.6           Severability.  In the event that any provision of this Agreement or the application thereof, becomes or is declared by a court of competent jurisdiction to be illegal, void or unenforceable, the remainder of this Agreement will continue in full force and effect and the application of such provision to other persons or circumstances will be interpreted so as reasonably to effect the intent of the parties hereto. The parties further agree to replace such void or unenforceable provision of this Agreement with a valid and enforceable provision that will achieve, to the extent possible, the economic, business and other purposes of such void or unenforceable provision.

8.7           Other Remedies; Specific Performance.  Except as otherwise provided herein, any and all remedies herein expressly conferred upon a party will be deemed cumulative with and not exclusive of any other remedy conferred hereby, or by law or equity upon such party, and the exercise by a party of any one remedy will not preclude the exercise of any other remedy. The parties hereto agree that irreparable damage would occur in the event that any of the provisions of this Agreement were not performed in accordance with their specific terms or were otherwise breached. It is accordingly agreed that the parties shall be entitled to seek an injunction or injunctions to prevent breaches of this Agreement and to enforce specifically the terms and provisions hereof in any court of the United States or any state having jurisdiction, this being in addition to any other remedy to which they are entitled at law or in equity.

8.8           Governing Law. This Agreement shall be governed by and construed in accordance with the laws of the State of South Dakota, regardless of the laws that might otherwise govern under applicable principles of conflicts of law thereof.  In addition, each of the parties hereto (a) consents to submit itself to the personal jurisdiction of any federal court located in the State of South Dakota or any South Dakota state court in the event any dispute arises out of this Agreement or any of the transactions contemplated by this Agreement, (b) agrees that it will not attempt to deny or defeat such personal jurisdiction by motion or other request for leave from any such court and (c) agrees that it will not bring any action relating to this Agreement or any of the transactions contemplated by this Agreement in any court other than a federal or state court sitting in the State of South Dakota.

8.9           Rules of Construction.  The parties hereto agree that they have been represented by counsel during the negotiation and execution of this Agreement and, therefore, waive the application of any law, regulation, holding or rule of construction providing that ambiguities in an agreement or other document will be construed against the party drafting such agreement or document.

8.10         Assignment.  This Agreement shall not be assigned by any of the parties hereto (whether by operation of law or otherwise) without the prior written consent of the other parties, except that Merger Sub may assign, in its sole discretion and without the consent of any other party, any or all of its rights, interests and obligations hereunder to (i) Parent, (ii) to Parent and one or more direct or indirect wholly-owned subsidiaries of Parent, or (iii) to one or more direct or indirect wholly-owned subsidiaries of Parent (each, an “Assignee”). Any such Assignee may thereafter assign, in its sole discretion and without the consent of any other party, any or all of its rights, interests and obligations hereunder to one or more additional Assignees. Subject to the preceding sentence, but without relieving any party hereto of any obligation hereunder, this Agreement will be binding upon, inure to the benefit of and be enforceable by the parties and their respective successors and assigns.

8.11         No Waiver; Remedies Cumulative.  No failure or delay on the part of any party hereto in the exercise of any right hereunder will impair such right or be construed to be a waiver of, or acquiescence in, any breach of any representation, warranty or agreement herein, nor will any single or partial exercise of any such right preclude other or further exercise thereof or of any other right. All rights and remedies existing under this Agreement are cumulative to, and not exclusive to, and not exclusive of, any rights or remedies otherwise available.

8.12         Waiver of Jury Trial.  EACH OF PARENT, THE COMPANY AND MERGER SUB HEREBY IRREVOCABLY WAIVES ALL RIGHT TO TRIAL BY JURY IN ANY ACTION, PROCEEDING OR COUNTERCLAIM (WHETHER BASED ON CONTRACT, TORT OR OTHERWISE) ARISING OUT OF OR RELATING TO THIS AGREEMENT OR THE ACTIONS OF PARENT, THE COMPANY OR MERGER SUB IN THE NEGOTIATION, ADMINISTRATION, PERFORMANCE AND ENFORCEMENT HEREOF.

*****

IN WITNESS WHEREOF, the parties hereto have caused this Agreement to be executed by their duly authorized respective officers as of the date first written above.

US BIOENERGY CORPORATION

By:
Name:
Title:

US BIO ACQUISITION SUB, LLC

By:
Name:
Title:

MILLENNIUM ETHANOL, LLC

By:
Name:
Title:

[Agreement and Plan of Merger]

Exhibit A

Conversion Ratios

See attached.

Exhibit A

Conversion Ratio

CP Greater than or Equal to 15.88

1. Certain Definitions. Capitalized terms used but not defined on this Exhibit A shall have the meanings ascribed to them in the Agreement.

		Input for illustrative
		purposes only
		(to be updated as of the
Variable	Definition	Effective Time)
CP =	Average of the per share closing prices of Parent Common Stock for the ten (10) most recent trading days that Parent Common Stock has traded ending on the trading day one day prior to the day the Company Member Meeting is held, as reported on The Nasdaq Stock Market, Inc.	20.000000

#P =	Number of shares of Parent Common Stock determined as follows:	8.500,000.000000

	#P = 8,500,000 - (E / CP)

#A =	Total number of Class A Units issued and outstanding immediately prior to the Effective Time	40,250,000.000000

#B =	Total number of Class B Units issued and outstanding immediately prior to the Effective Time	1,000,000.000000

#C =	Total number of Class C Units issued and outstanding immediately prior to the Effective Time	21.176,470.000000

E =

Total amount of all fees and expenses incurred by the Company in connection with the Agreement and the transactions contemplated hereby and all fees end expenses incurred in connection with that certain tax exempt bond financing, including, without limitation, the fees and expenses of the Company’s legal and financial advisors, and 50% of the filing fee for the Notification and Report Forms filed with the FTC and DOJ under the HSR Act; such amount, pursuant to Section 7.3 of the Agreement to be reduced by the reasonable out-of-pocket fees and expenses incurred by the Company prior to May 8, 2007 in connection with such tax-exempt bond financing transaction (not to exceed $370,000). For the avoidance of doubt. does not include the consent fee payable pursuant to the amendment to the Note Agreement

		0,000000

2. Determination of Per Unit Merger Consideration

Class A Per Unit Consideration = (#P * .6108) / #A shares of Parent Common Stock	0.128989

Class B Per Unit Consideration = (#P • .05) / #B shares of Parent Common Stock	0.425000

Class C Per Unit Consideration = (#P * .3392) / #C shares of Parent Common Stock	0.136151

Exhibit A

Conversion Ratio

CP Less than 15.88

1. Certain Definitions. Capitalized terms used but not defined on this Exhibit A shall have the meanings ascribed to them in the Agreement.

Variable	Definition	Input for illustrative purposes only (to be updated as of the Effective Time)
CP =	Average of the per share closing prices of Parent Common Stock for the ten (10) most recent trading days that Parent Common Stock has traded ending on the trading day one day prior to the day the Company Member Meeting is held, as reported on The Nasdaq Stock Market, Inc.	13.510000

#P =	Number of shares of Parent Common Stock determined as follows:	9,888,971.132494

	#P= ($135,000,000 - CC - E) / CP; provided, however, that in no event will #P exceed 11,500,000

CC =	Total aggregate amount, if any, of Cash Consideration determined to be paid by Parent in its sole discretion if CP is less than $15.88, provided, however, that CC shall = $135,000,000 – (CP * #P) – E	0.000000

#A =	Total number of Class A Units issued and outstanding immediately prior to the Effective Time	40,250,000.000000

#B =	Total number of Class B Units issued and outstanding immediately prior to the Effective Time	1,000,000.000000

#C =	Total number of Class C Units issued and outstanding immediately prior to the Effective Time	21,176,470,000000

E =

Total amount of all fees and expenses incurred by the Company in connection with the Agreement and the transactions contemplated hereby and all fees and expenses incurred in connection with that certain tax exempt bond financing, including, without limitation, the fees and expenses of the Company’s legal and financial advisors, and 50% of the filing fee for the Notification and Report Forms filed with the FTC and DOJ under the HSR Act; such amount, pursuant to Section 7.3 of the Agreement, to be reduced by the reasonable out-of-pocket fees and expenses incurred by the Company prior to May 8, 2007 in connection with such tax-exempt bond financing transaction (not to exceed $370,000). For the avoidance of doubt, does not include the consent fee payable pursuant to the amendment to the Note Agreement

		1,400,000.000000

2. Determination of Per Unit Merger Consideration

Class A Per Unit Consideration =

(#P *.6108) / #A	0.150067
shares of Parent Common Stock

and

(CC * .6108) / #A	0.000000
in cash

Class B Per Unit Consideration =

(#P * .05) / #B	0.494449
shares of Parent Common Stock

and

(CC * .05) / #B	0.000 000
in cash

Class C Per Unit Consideration =

(#P * .3392) / #C	0.158399
shares of Parent Common Stock

and

(CC * .3392) / #C	0.000000
in cash

Exhibit B

Construction Schedule

See attached.

Exhibit C

General Contractor’s Certificate

[Letterhead of Fagen, Inc.]

[Date]

US BioEnergy Corporation

5500 Cenex Drive

Inver Grove Heights, MN 55077

Attention: Gregory S. Schlicht

Re:          Millennium Ethanol, LLC Plant – Turner County, South Dakota

Ladies and Gentlemen:

The undersigned general contractor (“General Contractor”) understands that US BioEnergy Corporation (“Purchaser”) intends to acquire the assets of, or the interests in Millennium Ethanol, LLC (“Millennium”), the owner of approximately 211 acres of land in Turner County, South Dakota upon which is to be constructed a dry mill ethanol plant (the “Plant”).

General Contractor represents and warrants to Purchaser and any lender providing acquisition financing to Purchaser as follows:

1.                                       All building permits required for the construction of the Plant in accordance with the plans and specifications with respect thereto have been obtained or are capable of being obtained within time periods consistent with the projected completion dates of the Plant;

2.                                       There are no liens in connection with the Plant in favor of General Contractor, and to the best of General Contractor’s knowledge, any subcontractor hired by General Contractor, for the work performed by it or for the labor and/or materials supplied by it, except for such work or labor and/or materials for which payment has been requested and is not yet delinquent;

3.                                       General Contractor has not sent or received any notice of default of the  Design Build Agreement for the construction of the Plant or any amendment thereto (the “Agreement”), General Contractor is not in default under the Agreement nor is there any  existing circumstance or event which, but for the lapse of time or otherwise, would constitute a default by General Contractor under the Agreement; and

4.                                       To the best of General Contractor’s knowledge, Millennium is not in default under the Agreement nor is there any existing circumstance or event which, but for the lapse of time or otherwise, would constitute a default by Millennium under the Agreement.

The provisions set forth in this letter shall be binding upon General Contractor and General Contractor’s successors and assigns and shall inure to the benefit of, and may be relied on by, Purchaser and its successors and assigns.

Very truly yours,

FAGEN, INC.

By:
Name:
Title:

Exhibit D

FORM OF OPINION OF LINDQUIST & VENNUM P.L.L.P.

COUNSEL TO THE COMPANY

1.                                     The Company is validly existing in good standing under the laws of the State of South Dakota.

2.                                       The Company has the limited liability company power and authority to execute, deliver and perform all of its obligations under the Merger Agreement under the SDLLCA.  The execution and delivery of the Merger Agreement and the consummation by the Company of the transactions contemplated thereby have been duly authorized by all requisite limited liability company action on the part of the Company under the SDLLCA.  The Merger Agreement has been duly executed and delivered by the Company under the SDLLCA.

3.                                       The execution and delivery by the Company of the Merger Agreement and the consummation by the Company of the transactions contemplated thereby will not conflict with the Company’s Articles of Organization or Operating Agreement.